Exhibit 4.19

6 November 2016

Gold Road Resources Limited

Gruyere Mining Company Pty Ltd

Gold Fields Australia Pty Ltd

Sale Agreement – Gruyere Project

page i

Contents

1	Interpretation		1

	1.1	Definitions	1
	1.2	Construction	14
	1.3	Headings	15

2	Conditions precedent		15

	2.1	Conditions precedent	15
	2.2	Reasonable endeavours	16
	2.3	Waiver	17
	2.4	Notices	17
	2.5	Termination for non-satisfaction	17
	2.6	Remedies	17

3	Termination		18

	3.1	Termination by the Buyer	18
	3.2	Termination by the Seller	18
	3.3	No other right to terminate or rescind	18

4	Sale and purchase		18

	4.1	Sale and purchase	18
	4.2	Consideration	18
	4.3	Method of making payments	19
	4.4	Foreign resident capital gains withholding	19
	4.5	Title, risk and possession	20

5	Interim Period		20

	5.1	Finalisation of Outstanding Transaction Documents.	20
	5.2	USB containing Data Room Documents.	21
	5.3	Optimisation of Initial Development Plan and Budget	21
	5.4	General conduct prior to completion	22
	5.5	Post Feasibility Works	23
	5.6	Permitted Acts	24
	5.7	Preparation for Transition to new Manager	24
	5.8	Lease Agreement	24

6	Completion		25

	6.1	Time and place for Completion	25
	6.2	Obligations at Completion	25
	6.3	Notice to complete	26
	6.4	Contemporaneous effect	26

7	Other Consideration		26

	7.1	Purchase Price (Deferred Payment)	26
	7.2	Royalty	27

page ii

8	Joint Venture		27

	8.1	Formation	27

9	Tenement Applications		27

	9.1	Delayed transfer	27
	9.2	No Warranty	27

10	Employees		28

	10.1	Offer of employment	28
	10.2	GMPL’s review rights	29
	10.3	New employees and terminating employees	29
	10.4	Leave Benefits and Release	29
	10.5	Payment and indemnity for Leave Benefits	30
	10.6	Indemnity for Employees	30
	10.7	Non Transferring Employees	30
	10.8	Responsibility for Superannuation Commitments	31
	10.9	Responsibility for Employment incentives	31
	10.10	Employee Incentives	31

11	Contracts and Authorisations		31

	11.1	Novation of Contracts	31
	11.2	Obligations pending or if no novation	32
	11.3	No liability	32
	11.4	Indemnity from Buyer and Seller	33
	11.5	Implementation of documents	33
	11.6	Authorisations	33

12	Registration of Transfer and Guarantees		34

	12.1	Registration of Transfer	34
	12.2	Release of Seller Guarantees	35

13	Assumed Liabilities		35

	13.1	Assumption of Liabilities	35
	13.2	Indemnity by Buyer in respect of Assumed Liabilities	35
	13.3	Indemnity by Seller in respect of Retained Liabilities	35
	13.4	Royalties	36

14	Warranties		36

	14.1	Seller’s Warranties	36
	14.2	Warranties by the Parties	36
	14.3	When warranties given	37

15	Qualifications and limitations on Claims		37

	15.1	Disclosures	37
	15.2	Limitation on Seller’s liability	38
	15.3	No reliance	41
	15.4	Remedies	43
	15.5	Australian Consumer Law	43
	15.6	Notice of Claims	43

page iii

	15.7	Dealing with Third Party Claims after Completion	43
	15.8	Exclusion of Consequential Loss	45
	15.9	Tax benefit	45
	15.10	Reduction of Purchase Price	45
	15.11	Duty to mitigate	45
	15.12	Qualifications and limitations do not apply in the case of fraud	45

16	Buyer’s Guarantee		45

	16.1	Guarantee of the Buyer’s obligations	45

17	Excluded Assets		47

	17.1	No interest	47

18	GST		47

	18.1	Goods and Sales Tax	47
	18.2	No merger	49

19	Confidentiality		49

	19.1	Confidentiality agreement	49
	19.2	Agreement confidential	49
	19.3	Exceptions	49
	19.4	Public announcements	49

20	General		50

	20.1	Duty	50
	20.2	Interest payable on overdue amounts	50
	20.3	Legal costs	50
	20.4	Amendment	50
	20.5	Waiver and exercise of rights	50
	20.6	Rights cumulative	51
	20.7	Consents	51
	20.8	Further steps	51
	20.9	Deed	51
	20.10	Governing law and jurisdiction	51
	20.11	Counterparts	51
	20.12	Entire understanding	51
	20.13	Invalidity	52
	20.14	Assignment	52
	20.15	Enurement	52
	20.16	Independence of indemnities	52

21	Notices		52

	21.1	General	52
	21.2	How to give a Notice	52
	21.3	Particulars for Notices	52
	21.4	Service by post	53
	21.5	Service by email	53
	21.6	Process service	54
	21.7	Service after hours	54

page iv

	21.8	Knowledge, belief and awareness	54

22	Expert		55

	22.1	When appointed	55
	22.2	Appointment	55
	22.3	Instructions	56
	22.4	Procedure	56
	22.5	Costs	56

Schedule 1 - Warranties	57

Schedule 2 – Tenements	61

Schedule 3 – Contracts	64

Schedule 4 - Purchase Price Allocation	67

Schedule 5 – Royalty Agreements	68

Schedule 6 – GOR Employees	69

Annexure A – Draft Joint Venture Agreement	72

Annexure B – Draft General Security Agreement	73

Annexure C – Draft Regional Co-operation MOU	74

Annexure D - Excluded Exploration Assets	75

Annexure E-Specified Buyer Personnel	77

Annexure F –Initial Development Plan and Budget	78

Annexure G-Data Room Index	79

page v

Date 6 November 2016

Parties

Gold Road Resources Limited ABN 13109289527 of Level 2, 26 Colin Street, West Perth, Western Australia (Seller)

Gruyere Mining Company Pty Ltd ACN 615 729 005 of Level 5, 50 Colin Street, West Perth, Western Australia (Buyer)

Gold Fields Australia Pty Ltd ABN 91 098 385 285 of Level 5, 50 Colin Street, West Perth, Western Australia (Buyer’s Guarantor)

Background

A	The Seller owns the Sale Interest and wishes to sell the Sale Interest to the Buyer.

B	The Seller has agreed to sell to the Buyer, and the Buyer has agreed to purchase from the Seller, the Sale Interest upon and subject to the terms contained in this Agreement, including the formation of the Joint Venture.

C	The Buyer’s Guarantor has agreed to guarantee the obligations of the Buyer under this Agreement.

D	The Buyer has agreed to grant a general security to secure its obligations to pay moneys under this agreement.

Agreed terms

1	Interpretation

1.1	Definitions

In this Agreement:

Agreement means this deed, including the schedules to this deed.

APA Early Works Agreement means the early works agreement between APA Operations Pty Ltd ABN 79 120 090 933 and GOR dated 25 October 2016.

Australian Consumer Law means schedule 2 of the Competition and Consumer Act 2010 (Cth) and equivalent State and Territory fair trading legislation.

Associated Rights means:

(a)	all intellectual property rights that the Seller holds pertaining to the Mining Information including rights subsisting under copyright, design, trade mark, patent or similar legislation, together with rights recognised at common law;

(b)	the benefit of any contracts (whether written or oral) between the Seller and the provider of the Mining Information for production of that information, including any actual or implied warranties as to the accuracy of that information; and

(c)	any Authorisations held in respect of activities conducted or to be conducted on the Tenements or in relation to the Project including:

(i)	Environmental Protection Authority referral decision on API-A submission on Gruyere Mine and Water Supply dated 15 June 2016;

(ii)	examination by the Environmental Protection Authority declaring proposal not to be assessed dated 18 July 2016;

(iii)	authorisation to take water (GWL 176189 and GWL 177087) granted by the Department of Water 1 March 2013;

(iv)	confirmation of authorisation to take up to 8.6L/a water (GWL 176189 and GWL 177087) granted by the Department of Water dated 14 March 2016;

(v)	authorisation to investigate groundwater resources granted by the Department of Water dated 20 March 2012;

(vi)	authorisation to undertake minor or preliminary works granted by the Environmental Protection Authority dated 24 August 2016;

(vii)	authorisation to commence mining operations (project management plan – early works) granted by Department of Mines and Petroleum dated 12 October 2016; and

(viii)	authorisation for minor or preliminary works stage 1: accommodation village and access road L38/254 and L38/255 version 2 on L 38/254 and L 36/255 granted by the Department of Mines and Petroleum dated 18 October 2016.

Assumed Liabilities means all Liabilities of the Seller to the extent of the Sale Interest arising under or in respect of the Project which are payable after Completion or to be performed after Completion including:

(a)	the Liabilities under Contracts to the extent that those Liabilities are payable after Completion, accrue after Completion or are to be performed after Completion; and

(b)	Remediation Obligations (whether arising or accruing before, on or after Completion but excluding the Retained Remediation Obligations),

but does not include:

(c)	any amount payable by the Seller in relation to a Claim for breach of Warranty under this Agreement; and

(d)	a Claim by a Transferring Employees in relation to any workplace injury occurring before the Completion Date which is not identified until after the Completion Date (to the extent not covered by the Manager’s insurance).

Authorisations means any licence, consent, approval, permit, registration, accreditation, certification or other authorisation given or issued by any Government Agency or any other person.

Business Day means:

(a)	where used in clause 21.7, a day which is not a Saturday, Sunday or public holiday in the place where a Notice is received; and

(b)	where used elsewhere in this Agreement, a day which is not a Saturday, Sunday or public holiday in Perth, Australia.

Claim means any claim, demand, legal proceeding, suit or cause of action of any nature however arising, including any claim, demand, legal proceeding, suit or cause of action:

(a)	based in contract (including breach of Warranty or under an indemnity contained in this Agreement);

(b)	based in tort (including misrepresentation and negligence);

(c)	under common law or in equity;

(d)	under statute (including the Australian Consumer Law),

whether present or future, ascertained or unascertainable, actual or contingent, and in any way related to, or in connection with, this Agreement, the Sale Interest, the transaction contemplated under this Agreement, the subject matter of this Agreement, or any document entered into under this Agreement.

Completion means completion of the sale and purchase of the Sale Interest contemplated in this Agreement.

Completion Date means the date which is 5 Business Days after the date upon which all of the Conditions have been satisfied (or waived in accordance with clause 2.3), or such other date as the Seller and the Buyer may agree in writing.

Condition means each condition precedent set out in clause 2.1.

Confidentiality Agreement means the confidentiality agreement between the Seller and the Guarantor dated 30 March 2016.

Confidential Information has the meaning given in clause 19.1.

Consequential Loss means any loss of revenue or profit (whether direct, indirect, anticipated or otherwise), loss of expected savings, opportunity costs, loss of business (including loss or reduction of goodwill) and damage to reputation regardless of whether any or all of these things are in contract, tort

(including negligence), under any statute or otherwise arising from or related in any way to this Agreement or its subject matter.

Contamination has the meaning given to that term in the Contaminated Sites Act 2003 (WA)

Contract means each of:

(a)	the contracts in respect of the Project as at the date of this Agreement which are listed in schedule 3 (Contracts) and schedule 5 (Royalty agreements);

(b)	if the Buyer elects to include it, the Lease Agreement; and

(c)	all other contracts for the provisions of goods or services relating to the Project which have been entered into by the Seller and remain in force as at the Completion Date.

For the avoidance of doubt, any contracts relating to corporate advice from Treadstone and contracts (including adviser contracts) relating to potential project finance options considered by the Seller are not Contracts related to the Project.

Corporations Act means the Corporations Act 2001 (Cth).

CP Date means:

(a)	the date which is 90 days after the date of this Agreement; or

(b)	such other date as the Parties may agree in writing.

Data Room means the Project Alpine online data room located at https:lldataroom.ansarada.com/ProjectAlpine, maintained by or on behalf of the Seller and made available to the Buyer and its Representatives.

Data Room Index means the index of data in the Data Room included in the Disclosure Material.

Deed of Assignment and Assumption means each deed of assignment and assumption, deed of covenant or deed of novation required by the terms of each Contract, and otherwise in the form reasonably required by the Seller and the Buyer, to effect the transfer to the Buyer of the rights, interests, liabilities and obligations of the Seller, to the extent of the Sale Interest on a several and not joint and several basis.

Disclosure Material means:

(a)	all documentation contained in the Data Room as listed in the Data Room Index as at the date of this Agreement;

(b)	all other written information and data provided or communicated to the Buyer, a Related Body Corporate of the Buyer or any of their Representatives involved in the Buyer’s due diligence investigations in relation to the Sale Interest (whether by electronic mail, portable electronic device or in any other manner) by Representatives of the Seller prior to 2.00 pm on the date of this Agreement; and

(c)	all information and data provided to the Buyer, a Related Body Corporate of the Buyer or any of their Representatives (in whatever format) by the Seller and its Representatives at meetings held at any time before the date of this Agreement to discuss legal, technical, scientific or geological matters relating to the Tenements.

(d)	the information contained in any of the searches listed in clause 15.1(d).

DMP means the Department of Mines and Petroleum, or such other Western Australian Government department that is from time to time responsible for the administration of the Mining Act.

Employment Benefits means wages, salaries, incentive payments and benefits (including bonuses, long and short term incentive plans and entitlements under employee share plans or option plans) and any other remuneration or benefit (other than a superannuation benefit) payable or required to be provided to a Transferring Employee.

Encumbrance means any:

(a)	security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power, title retention, flawed deposit arrangement and any “security interest” as defined in sections 12(1) or (2) of the PPSA;

(b)	right, interest or arrangement which has the effect of giving another person a preference, priority or advantage over creditors including any right of set-off; or

(c)	third party right or interest or any right arising as a consequence of the enforcement of a judgment,

or any agreement to create any of them or allow them to exist.

Environmental Law means any law relating to the environment, including a law relating to environmental assessment, heritage, water, air, soil, pollution, contamination, chemicals, hazardous substances, waste, dangerous goods, planning, health and protection of the environment, including the EPA Act.

EPA means the Environmental Protection Authority of Western Australia.

EP Act means the Environmental Protection Act 1986 (WA).

Excluded Assets means each of:

(a)	the South Yamarna Joint Venture Assets;

(b)	the North Yamarna Mining Tenements;

(c)	the Pastoral Lease; and

(d)	the Excluded Exploration Assets.

Excluded Exploration Assets means the plant, equipment and facilities located on the Tenements, in particular Mining Lease 38/435 (as further detailed in annexure D – Part A – Excluded Exploration Assets Map) which are used to carry out exploration and other works on the North Yamarna Mining Tenements and the tenements the subject of the South Yamarna Joint Venture and do not directly relate to the Project and includes the vehicles listed in annexure D – Part B – Excluded Vehicles. For the avoidance of doubt, the Excluded Exploration Assets do not include any Mining Information in connection with the Tenements.

Expert means an independent expert appointed under clause 22.

Fairly Disclosed means a fact, matter or circumstance is fairly disclosed if sufficient information has been disclosed such that a sophisticated, experienced and substantial gold mining company and/or its advisers experienced in transactions of the nature contemplated by this agreement would be aware of the substance of the information in sufficient detail to understand the likely impact on the Sale Interest.

Feasibility Study means the feasibility study with respect to the development to commercial production of the Gruyere Resource carried out by the Seller and the subject of the Seller’s ASX announcement dated 19 October 2016.

General Security Agreement means a general security agreement between the Buyer and the Seller to secure the payment of moneys from the Buyer under this document secured over all of the property of the Buyer (including, after Completion, the Sale Interest) which is to be agreed and executed in accordance with clause 5.5(a) and which becomes effective at Completion, an advanced draft of which is set out in annexure B together with an issues list agreed by the Parties.

GMPL means Gruyere Management Pty Ltd ACN 615 728 795 of Level 5, 50 Colin Street, West Perth, Western Australia, the Affiliate of the Buyer which is to act as Manager under the Joint Venture after the end of the Transition Period.

GOR Employees means the employees of the Seller in relation to the Project as at the date of this Agreement whose names are listed in schedule 6, plus any other persons employed by the Seller in relation to the Project after signing of this Agreement, who in each case remain employees of the Seller in relation to the Project immediately before Completion.

Government Agency means any governmental, semi-governmental, administrative, fiscal, judicial or quasi-judicial body, department, commission, authority, tribunal, agency or entity.

Gruyere Resource means the gold ore mineral resource identified within the area of the Tenements and referred to in the Seller’s ASX announcement dated 22 April 2016.

Gruyere Specific Tenements means the Tenements listed in the first table in schedule 2.

GST has the meaning given to it in the GST Law.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

GST Law has the meaning given to it in the GST Act.

Guarantee means any guarantee, bond, security deposit, letter of credit or suretyship or any other obligation to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment or discharge of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of, obligation of, liability of or the insolvency of any other person.

Initial Development Plan and Budget means the program and budget for development of the Gruyere Resource which has been approved by the Parties and is attached as annexure F.

Insolvent means, in respect of a Party:

(a)	it is (or states that it is) insolvent under administration or insolvent (each as defined in the Corporations Act);

(b)	it is in liquidation, in provisional liquidation, under administration or wound up or has had a controller appointed to its property;

(c)	it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other Parties);

(d)	an application or order has been made (and, in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that Party, which is preparatory to or could result in any of (a), (b) or (c) above;

(e)	it is the subject of an event described in sections 459C(2)(a) or 459C(2)(b) of the Corporations Act which is not stayed, withdrawn or dismissed within five days;

(f)	it is otherwise unable to pay its debts when they fall due; or

(g)	something having a substantially similar effect to (a) to (f) above happens in connection with that Party under the Law of any jurisdiction.

Interest Rate means, for any day in a Month, the annual interest rate that is the sum of:

(a)	6%; and

(b)	the “Cash Rate Target” quoted by the Reserve Bank of Australia on its public website for the last trading day of the previous Month.

Interim Period means the period from (and including) the date of this Agreement up to Completion or the earlier termination of this Agreement.

Joint Venture means the unincorporated joint venture to be known as the ‘Gruyere Project Joint Venture’ to be formed under the Joint Venture Agreement.

Joint Venture Agreement means the agreement to be agreed and executed in accordance with clause 5.1(a)(i) and which becomes effective at

Completion, an advanced draft of which is set out in annexure A together with an issues list agreed by the Parties.

LAA means the Land Administration Act 1997 (WA).

Law includes any law or legal requirement, including at common law, in equity, under any statute, regulation or by-law, any condition of any authorisation, and any decision, directive, guidance, guideline or requirements of any Government Agency.

Lease Agreement means the lease agreement between the Sellers and Alsanto Nominees Pty Ltd ACN 008887741 as trustee for the Monaco Family Trust and Marina Monaco in respect of the Project head office lease for Level 1, 26 Colin Street, West Perth, Western Australia.

Leave Benefits means:

(a)	all leave entitlements, including parental leave, annual leave, sick leave / personal/carer’s leave and compassionate leave, community service leave and long service leave; and

(b)	all entitlements in lieu or substitution of (a) above.

Liabilities means Claims, debts, obligations, losses, liabilities, charges, expenses, costs, outgoings, payments and damages of any kind and however arising (including penalties, fines and interest) and including those which are prospective or contingent and those the amount of which for the time being is not ascertained or ascertainable.

Manager has the meaning given in the Joint Venture Agreement.

Material Warranties means those Warranties contained in paragraphs 2.1 to 2.5, 3.1(a) and (c) and 9.1 of schedule 1.

Minister means the Western Australian Government Minister for the time being responsible for the administration of the Mining Act.

Mining Act means the Mining Act 1978 (WA).

Mining Information means all information (including confidential information) in the possession, custody or control of the Seller which relates or, to the extent it relates to, the Tenements, including all surveys, maps, mosaics, aerial photographs, electromagnetic tapes, electromagnetic or optical disks, sketches, drawings, memoranda, samples, drill pulps, drill cores, logs of drill cores, geophysical, geological or drill maps, sampling and assay reports and analyses, notes and other relevant information and data in whatever form and including the information in the Disclosure Material.

Mining Regulations means the Mining Regulations 1981 (WA).

Month means calendar month.

Native Title Agreement means the Gruyere and Central Bore Native Title Agreement between Cosmo Newberry Aboriginal Corporation, Harvey Murray on behalf of the Yilka people and the Seller dated 3 May 2016.

North Yamarna Mining Tenements each mining tenement in which the Seller holds a registered interest as at the date of this Agreement other than the Tenements and the South Yamarna Joint Venture Assets.

Notice has the meaning given in clause 21.1.

Obligations includes obligations, Liabilities and duties, whether actual, prospective or contingent, and includes warranties and representations.

Officer means, in respect of a person, a director, company secretary, assistant secretary, chief executive officer, chief financial officer, general manager or other officer of that person.

Parties means the parties to this Agreement, and Party means one of them.

Participants has the meaning given in the Joint Venture Agreement.

Pastoral Lease means the Yamarna Station Pastoral Lease N49674 (Yamarna Station), held over land described as:

(a)	Lot 369 on Deposited Plan 75843, which is the whole of the land comprised in Certificate of Title Volume 3163 Folio 327;

(b)	Lot 370 on Deposited Plan 75843, which is the whole of the land comprised in Certificate of Title Volume 3163 Folio 328; and

(c)	Lot 1514 on Deposited Plan 75844, which is the whole of the land comprised in Certificate of Title Volume 3163 Folio 329.

Permitted Encumbrance means:

(a)	a charge or lien arising in favour of a Government Agency by operation of statute unless there is default in payment of money secured by that charge or lien;

(b)	any mechanics’, workmen’s, warehousemen’s or other like lien arising in the ordinary course of business;

(c)	all Encumbrances and other rights existing over the Tenements recorded in the register maintained by the DMP that would show on a title search conducted 1 week before the date of this Agreement;

(d)	the conditions and endorsements applicable to the Tenements recorded in the register maintained by the DMP that would show on a title search conducted 1 week before the date of this Agreement;

(e)	easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances reserved or granted in respect of the Tenements by a Government Agency;

(f)	any retention of title arrangement undertaken in the ordinary course of day-to-day trading;

(g)	any Encumbrance in respect of deposits of money or property by way of security for the performance of any contractual or statutory obligations owing in the ordinary course of business (other than obligations for borrowed moneys on the deferred purchase price of goods or services);

(h)	any banker’s lien arising by operation of Law in respect of moneys lodged or deposited with a banker;

(i)	any rehabilitation requirements routinely owed to any Government Agency;

(j)	any Encumbrance arising under any Contract which is Fairly Disclosed in the Disclosure Materials;

(k)	any claim lodged over land under the Native Title Act 1993 (Cth) or at common law by a person or persons claiming to hold native title;

(l)	the existence of sites of Aboriginal heritage or cultural significance;

(m)	the Royalty Obligations and any associated Encumbrance Fairly Disclosed in the Disclosure Materials; or

(n)	any Encumbrance Fairly Disclosed in the Disclosure Materials.

Plant and Equipment means any plant and equipment directly related to the Project, including all computer and information technology utilised by the Transferring Employees, any plant and equipment purchased by the Seller directly for the Project prior to the Completion or any plant and equipment which the Buyer must make a Pre-Completion Development Contribution to.

Post Feasibility Works means the works and operations which the Seller (acting reasonably) determines are necessary or reasonable to carry out:

(a)	as a consequence of the results of the Feasibility Study in preparation for implementation of a development program for the Gruyere Resource;

(b)	to implement any further exploration works on the Tenements during the Interim Period which have been approved by the Buyer

(c)	which are contemplated by the Feasibility Study or the Initial Development Plan and Budget including the integrated project master schedule,

excluding costs associated with GOR’s employees (which includes the cost of the Transferring Employees prior 20 October 2016).

PPSA means the Personal Property Securities Act 2009 (Cth).

Pre-Completion Development Contribution means 50% of the Pre-Completion Development Costs.

Pre-Completion Development Contribution Estimate has the meaning given in clause 5.5(e)(ii).

Pre-Completion Development Costs means all costs incurred by the Seller in carrying out the Post Feasibility Works.

Project means the project to develop and operate the Gruyere Resource.

Purchase Price means the amount of A$350 million (excluding GST).

Purchase Price (Completion Payment) means A$250 million (excluding GST).

Purchase Price (Deferred Payment) means A$100 million (excluding GST).

Records means the records in the possession or control of the Seller and relating exclusively to the Sale Interest.

Regional Co-operation MOU means the binding memorandum of understanding between the Seller and the Buyer to be agreed and executed in accordance with clause 5.1(a)(ii) and which becomes effective at Completion, an advanced draft of which is set out in annexure C together with an issues list agreed by the Parties.

Remediation Obligations means any and all Liabilities relating to:

(a)	remediation, rehabilitation, reclamation, revegetation, decontamination or cleaning up of the site of the Tenements or Project, including but not limited to any Liabilities arising from the conditions of the Tenements or the conditions of any Authorisations;

(b)	any Contamination of, or emanating from, the Tenements; or

(c)	any other statutory obligation under any Law to have remedied or remediated environmental harm or damage caused by the operations of the Seller on the Tenements.

Related Body Corporate has the meaning given to that term in the Corporations Act.

Representatives means, in relation to a person, that person’s Officers, employees, agents, professional advisers (including legal advisers) or financiers or any other person acting on behalf of that person in relation to the transactions contemplated by this Agreement.

Retained Liabilities means all Liabilities in relation to the Project of which the Seller is aware to the extent they are due and payable before Completion or are to be completed or met prior to Completion including Liabilities of which the Seller is aware arising under or in respect of:

(a)	the Contracts but only to the extent those Liabilities are payable before Completion or are to be completed or met prior to Completion;

(b)	the Contracts to the extent those Liabilities are payable after Completion, accrue after Completion, or are to be performed after Completion, other than to the extent of the Sale Interest;

(c)	the Retained Remediation Obligations;

(d)	Remediation Obligations (whether arising or accruing before, on or after Completion but excluding the Retained Remediation Obligations), other than to the extent of the Sale Interest,

For the avoidance of doubt, this definition does not relieve the Seller from any Claim for which it is liable under this agreement in relation to a breach of Warranty.

Retained Remediation Obligations means any and all Remediation Obligations which the Seller is aware of which were required under any Law to have been remedied, completed or fully met prior to Completion.

Rights includes rights, benefits, powers, privileges, authorities, discretions, remedies and immunities, whether actual, prospective or contingent and, when used in respect of any item of property, includes all the relevant Party’s right, title and interest in and to that property.

Roy Hill Asset Sale Agreement means the asset sale agreement in relation to the sale of rail camps between the Seller and Roy Hill Infrastructure Pty Ltd ACN 130249633 dated 20 October 2016.

Royalty Deed means the net smelter royalty deed dated the same date as this Agreement.

Royalty Obligations means the contractual obligations to pay royalties in respect of the Tenements arising under the agreements set out in Schedule 5.

Royalty Security means the security interest to be granted by the Buyer to the Seller over the Buyer’s 50% interest in each of the Tenements to secure payment by the Buyer of the net smelter royalty under the Royalty Deed, being the security interest in the form set out in the Royalty Deed.

Sale Interest means a 50% legal and beneficial interest as tenant in common in:

(a)	the Tenements;

(b)	the Plant and Equipment;

(c)	if the Buyer elects to include it, the lease under the Lease Agreement;

(d)	the Contracts;

(e)	the Mining Information;

(f)	the Records; and

(g)	the Associated Rights.

Seller Guarantee means any Guarantee provided, granted or procured by the Seller in connection with the Project including each Guarantee given in respect of the Seller’s obligations under any Contract and:

(a)	bank guarantee pursuant to the APA Early Works Agreement;

(b)	if the Buyer elects that the lease under the Lease Agreement is to be a Sale Interest, the bank guarantee pursuant to the Lease Agreement; and

(c)	performance security pursuant to the Roy Hill Asset Sale Agreement.

SGA means the Superannuation Guarantee (Administration) Act 1992 (Cth).

South Yamarna Joint Venture Assets means the mining tenements (listed as South Yamarna JV tenements in Schedule 2) and the plant and equipment located on those Tenements or on M38/435 as at the date of this Agreement.

Specified Personnel means the persons listed in Annexure E.

Superannuation Commitment means every amount:

(a)	needed to satisfy any liability (including under the government rules of a superannuation fund, a contract of employment, an industrial instrument such as an award or agreement, or any law) for any superannuation contribution as at the date concerned; and

(b)	needed so that on the date concerned, the employer is free of any liability (making the assumption that the superannuation guarantee charge accrues from day to day during each contribution period) for a superannuation guarantee charge under the SGA for any contribution period under the SGA (or part period) up to that date.

Tax Invoice has the meaning given to it in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Tenements means:

(a)	the exploration licences, miscellaneous licences, mining leases, applications for mining leases and applications for exploration or miscellaneous licences, all under the Mining Act, set out in schedule 2;

(b)	any exploration licence, miscellaneous licence or mining lease granted from any of the applications; and

(c)	any renewals, conversions or substitutions of the mining tenements referred to in paragraphs (a) and (b).

Tenement Application means any Tenement which, as at the date of Completion, is an application only.

Tenement Land means all of the land within the area of the Tenements.

Third Party means any person or entity (including a Government Agency) other than the Seller, the Buyer or a Related Body Corporate of the Seller or Buyer.

Third Party Claims means any claim, demand, legal proceedings or cause of action made or brought by a Third Party.

Traditional Owner Parties has the meaning under the Native Title Agreement.

Transfer means the transfer to the Buyer of a 50% legal interest as tenant in common in each of the Tenements that have been granted as at Completion.

Transferring Employees means the GOR Employees who accept an offer of employment made by the Buyer under clause 10.1.

Transfer Instrument means an instrument or instruments of transfer in registrable form (subject to stamping) which effect the transfer from the Seller to the Buyer of a 50% interest in each Tenement, and each Tenement Application.

Transition Period means the period on and from the Completion Date until the earlier of:

(a)

the date for accepting of offers from GMPL to the GOR Employees having expired and GMPL demonstrating to the satisfaction of the Seller and the Buyer (acting reasonably) a sufficient understanding of the details of status of operations and the Initial Development Plan and Budget to take over management of the Joint Venture without material disruption to the implementation schedule in the Initial Development Plan and Budget;

(b)	6 months after the Completion Date; and

(c)	such other date agreed by the Participants.

Warranties means the warranties of the Seller set out in schedule 1.

1.2	Construction

Unless expressed to the contrary, in this Agreement:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	“includes” means includes without limitation;

(e)	no rule of construction will apply to a clause to the disadvantage of a Party merely because that Party put forward the clause or would otherwise benefit from it;

(f)	a reference to:

(i)	a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority;

(ii)	a person includes the person’s legal personal representatives, successors, assigns and persons substituted by novation;

(iii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iv)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(v)	a right includes a benefit, remedy, discretion or power;

(vi)	time is to local time in Perth;

(vii)	“$”, “A$” or “dollars” is a reference to Australian currency;

(viii)	this or any other document includes the document as novated, varied or replaced and despite any change in the identity of the Parties;

(ix)	writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions;

(x)	an obligation includes a warranty or representation, and a reference to a failure to observe or perform an obligation includes a breach of warranty or representation;

(xi)	this Agreement includes all schedules to it; and

(xii)	a clause or schedule is a reference to a clause or schedule, as the case may be, of this Agreement;

(g)	provisions or terms of this Agreement or another document, agreement, understanding or arrangement include a reference to both express and implied provisions and terms;

(h)	a reference to any thing (including, without limitation, any amount) is a reference to the whole or any part of it and a reference to a group of things or persons is a reference to anyone or more of them;

(i)	a reference to any authority, association or body (whether statutory or otherwise) will, if any such authority, association or body ceases to exist or is re-constituted, re-named or replaced or the powers or functions of such authority, association or body are transferred to any other authority, association or body, be deemed to refer respectively to the authority, association or body established or constituted in lieu thereof or as nearly as may be succeeding to the powers or functions thereof;

(j)	the provisions of any legislation which alter the effect of any provision of this Agreement will not apply to this Agreement as far as the exclusion of that legislation is lawful;

(k)	if the date on or by which any act must be done under this Agreement is not a Business Day, the act must be done on or by the next Business Day; and

(l)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.

1.3	Headings

Headings do not affect the interpretation of this Agreement.

2	Conditions precedent

2.1	Conditions precedent

The sale and purchase of the Sale Interest as contemplated by clauses 4 and 6 of this Agreement, is subject to and conditional upon:

(a)	(FIRB) the Treasurer of the Commonwealth of Australia either:

(i)	ceasing to be empowered to make an order under Part III of the Foreign Acquisitions and Takeovers Act 1975 (Cth) in respect of the acquisitions contemplated by this Agreement; or

(ii)	giving the Buyer advice in writing of a decision by, or on behalf of, the Treasurer that the Commonwealth Government has no objection to the acquisitions contemplated by this Agreement (either unconditionally or on terms and conditions that are acceptable to the Buyer, acting reasonably);

(b)	(Ministerial consent) the Minister, or an officer of the DMP acting with the authority of the Minister, provides written consent to the Buyer in respect of the acquisitions contemplated by this Agreement and the mortgage contemplated by the Royalty Security, the Cross Security under the Joint Venture Agreement and the General Security given under this agreement for the purposes of section 82(1)( d) of the Mining Act and regulation 41(c) of the Mining Regulations; and

(c)	(Native title party consent) GOR providing the notice referred to in clause 30.1(c) of the Native Title Agreement and the period of time required by clause 30.1(d)(i) of the Native Title Agreement elapsing without the Traditional Owner Parties initiating a dispute as referred to in that clause or the dispute being resolved in accordance with clause 30.1 (d)(ii) of the Native Title Agreement.

2.2	Reasonable endeavours

(a)	The Parties must each use reasonable endeavours to procure the satisfaction of the Conditions as soon as reasonably practicable after the date of this Agreement, including to:

(i)	in a timely manner do, or cause to be done, all things and execute, or cause to be executed, all documents which are within their respective powers to do or execute, or cause to be done or executed (as the case may be), which are reasonably necessary in order to procure, as soon as reasonably practicable after the date of this Agreement, the satisfaction of the Conditions; and

(ii)	provide all reasonable assistance to the other Party in order to procure, as soon as reasonably practicable after the date of this Agreement, the satisfaction of the Conditions.

(b)	Without limiting clause 2.2(a)(i) the Buyer must:

(i)	by no later than five Business Days after the date of this Agreement:

(A)	submit an application to Foreign Investment Review Board in connection with the Condition in clause 2.1(a); and

(B)	provide the Seller with the information as to its financial and technical capacity for the purposes of the notice referred to in clause 30.1(c) of the Native Title Agreement; and

(ii)	promptly respond to all correspondence and requests for information received from the Foreign Investment Review Board in relation to the application referred to in clause 2.2(b)(i)(A).

(c)	Without limiting clause 2.2(a)(i) the Seller must:

(i)	by no later than seven Business Days after the date of this Agreement provide the written notice referred to in clause 30.1(c) of the Native Title Agreement; and

(ii)	by no later than five Business Days after the date of this Agreement, submit an application for the consent referred to in clause 2.1(b); and

(iii)	promptly respond to all correspondence and requests for information received from the Traditional Owner Parties.

(d)	Nothing in this clause 2 will require a Party to pay any money (other than application or lodgement fees to Government Agencies) or provide other valuable consideration to or for the benefit of any person or otherwise take any action which, in that Party’s reasonable opinion, would or may impact adversely on or otherwise be contrary to the interests of that Party.

2.3	Waiver

(a)	The Conditions at clauses 2.1(a) and 2.1(b) are for the sole benefit of the Buyer and may be waived by it by notice in writing to the Seller, in its absolute discretion.

(b)	The Conditions at clauses 2.1(b) and 2.1(c) are for the benefit of both the Seller and the Buyer and can only be waived by agreement between them.

2.4	Notices

Each Party must:

(a)	keep the other Parties fully informed (by notices in writing) in relation to progress towards the satisfaction of the Conditions; and

(b)	promptly notify the other Parties in writing as soon as the Party becomes aware that a Condition is satisfied or becomes (or is likely to become) incapable of being satisfied.

2.5	Termination for non-satisfaction

If a Condition is not satisfied (or waived in accordance with clause 2.3) on or before the CP Date, then either the Seller or the Buyer (relevant Party) may, provided that the relevant Party has complied in all material respects with its obligations under this clause 2 terminate this Agreement by notice in writing to each other Party.

2.6	Remedies

If this Agreement is terminated in accordance with clause 2.5, 3.1, 3.2 or 6.3(b) then, in addition to any other rights, powers or remedies provided by Law:

(a)	each Party is released from its obligations under this Agreement other than in relation to this clause 2.6, 15 (Qualifications and limitations on Claims), 19 (Confidentiality), 20 (General) and 21 (Notices); and

(b)	each Party retains the rights it has against any other Party in connection with any breach or Claim that has arisen before termination.

3	Termination

3.1	Termination by the Buyer

(a)	The Buyer may terminate this Agreement at any time before Completion by notice in writing to the Seller if:

(i)	the Seller becomes Insolvent;

(ii)	a holder of an Encumbrance takes possession of the whole or any substantial part of the undertaking and property of the Seller; or

(iii)	it is entitled to do so under clause 6.3(b).

(b)	If the Buyer terminates this Agreement under clause 3.1(a), then the Buyer will be entitled to claim and recover from the Seller any Loss arising from the termination.

3.2	Termination by the Seller

(a)	The Seller may terminate this Agreement at any time before Completion by notice in writing to the Buyer if:

(i)	the Buyer or the Buyer’s Guarantor becomes Insolvent;

(ii)	a holder of an Encumbrance takes possession of the whole or any substantial part of the undertaking and property of the Buyer or the Buyer’s Guarantor; or

(iii)	it is entitled to do so under clause 6.3(b).

(b)	If the Seller terminates this Agreement under clause 3.2(a), then the Seller will be entitled to claim and recover from the Buyer any Loss arising from the termination of this Agreement, including any Loss on the re-sale of the Sale Interest.

3.3	No other right to terminate or rescind

No Party may terminate or rescind this Agreement, whether at Law, in equity or pursuant to legislation (including on the grounds of any breach of Warranty or misrepresentation which occurs or becomes apparent before Completion) except as permitted under clauses 2.5, 3.1, 3.2 or 6.3(b).

4	Sale and purchase

4.1	Sale and purchase

The Seller agrees to sell the Sale Interest to the Buyer, and the Buyer agrees to purchase the Sale Interest from the Seller, free from Encumbrances (other than any Permitted Encumbrances), on the terms of this Agreement, with effect on and from Completion.

4.2	Consideration

(a)	The Buyer must pay the Purchase Price to the Seller in accordance with clause 6.2(b)(i) and clause 7.1.

(b)	The Purchase Price is to be allocated to the Sale Interest in the manner identified in schedule 4.

(c)	The Buyer must pay the Pre-Completion Development Contribution to the Seller in accordance with clause 5.5(e).

4.3	Method of making payments

(a)	All payments required to be made under this Agreement must be paid without deduction or set-off by way of real time gross settlement (RTGS) payment of immediately available and cleared funds to the bank account or accounts nominated in writing before the due date for payment by the Party to whom the payment is due.

(b)	Any nomination referred to in clause 4.3(a) must be made at least two Business Days before the payment is due.

(c)	Payment will be deemed to have been made only when the receipt of the relevant funds is confirmed in writing by the bank operating the nominated account.

(d)	The Party who is to receive a payment required to be made under this Agreement must use reasonable endeavours to put appropriate arrangements in place to ensure that the written confirmation referred to in clause 4.3(c) is given as soon as practical after the relevant amount is paid in accordance with clause 4.3(a).

4.4	Foreign resident capital gains with holding

(a)	For the purposes of this clause:

Clearance Certificate means a valid certificate issued under section 14-200(1) of the TA Act for a period covering the Completion Date.

Foreign Resident has the meaning given in the TA Act.

TA Act means the Taxation Administration Act 1953 (Cth).

Withholding Amount means the amount that the Buyer is required to pay to the Commissioner under section 14-200(3) of the TA Act.

(b)	The Seller must:

(i)	apply for a Clearance Certificate as soon as reasonably practicable after the date of this Agreement; and

(ii)	give a copy of the Clearance Certificate to the Buyer promptly after it is received by the Seller.

(c)	If the Seller has not received the Clearance Certificate by 10 Business Days before the Completion Date, the Seller may give to the Buyer notice extending the Completion Date by 10 Business Days.

(d)	If the Seller elects to extend the Completion Date under clause 4.4(c), then the Seller will not be liable to the Buyer for any damages, compensation or the like for that delay in Completion.

(e)	If the Seller is unable to provide a Clearance Certificate in accordance with clause 4.4(b) or 4.4(c), then the Seller irrevocably authorises and directs the Buyer to pay the Withholding Amount to the Commissioner from the Purchase Price (Completion Payment) payable to the Seller on Completion.

(f)	If clause 4.4(e) applies, the Buyer must:

(i)	at Completion, produce a bank cheque drawn in favour of the Commissioner for the Withholding Amount; and

(ii)	immediately following Completion, deliver that bank cheque to the Commissioner.

(g)	The Buyer must indemnify and keep the Seller indemnified in respect of any loss, damage, penalty, fine, interest or legal costs which may be incurred by the Seller as a consequence of the Buyer’s breach of clause 4.4(f).

4.5	Title, risk and possession

(a)	Risk in and possession of the Sale Interest passes to the Buyer upon Completion and, subject to the registration of the Transfers, title to the Sale Interest passes to the Buyer at the same time.

(b)	For the avoidance of doubt, beneficial title to the Sale Interest passes to the Buyer upon Completion regardless of whether the registration of the Transfers has occurred.

5	Interim Period

5.1	Finalisation of Outstanding Transaction Documents.

(a)	The Parties must negotiate and agree the terms of:

(i)	the Joint Venture Agreement (and associated documents);

(ii)	the Regional Co-operation MOU; and

(iii)	the General Security Agreement,

(Outstanding Transaction Documents) on or before 21 November 2016 and in doing so:

(iv)	must act reasonably and in good faith; and

(v)	must allocate the required resources to complete negotiation and drafting of the Outstanding Transaction Documents on or before 21 November 2016;

(b)	The Parties agree that:

(i)	the advanced drafts of the Outstanding Transaction Documents attached to this agreement will be the drafts to be used in finalising those documents;

(ii)	the parties have agreed all provisions in the attached drafts of the Outstanding Transaction Documents other than those highlighted in yellow (Outstanding Issues);

(iii)	the agreed commercial outcome in respect of the Outstanding Issues is set out in the issues paper which is annexed with the applicable draft Outstanding Transaction Document attached to this agreement;

(iv)	no amendment will be made the draft Outstanding Transaction Documents except to the extent that:

(A)	they reflect the agreed outcomes for Outstanding Issues specified in the applicable issues paper;

(B)	they are reasonable administrative or drafting changes (which do not affect the commercial position of the parties under the Outstanding Transaction Documents and the outcomes for the Outstanding Issues specified in the applicable issues paper); or

(C)	they are agreed by the parties.

(c)	The parties agree to execute the Outstanding Transaction documents within 2 Business Days after the form of those documents are agreed, on the basis that the documents will take effect from the date of Completion.

(d)	If the Parties cannot resolve any dispute as to the drafting of the Outstanding Transaction Documents, then either Party may refer the disputes to an Expert in accordance with clause 22 to resolve the drafting in a way which is consistent with the requirements in this clause 5.1.

5.2	USB containing Data Room Documents.

The Seller must deliver the Buyer a USB drive containing a copy of all documents in the Data Room and referred to in the Data Room Index within 5 Business Days after the date of this Agreement.

5.3	Optimisation of Initial Development Plan and Budget

(a)	The Initial Development Plan and Budget is in an agreed form and is binding on the parties.

(b)	The parties agree to use reasonable endeavours to promptly assess and negotiate optimisations and improvements to the Initial Development Plan and Budget provided those optimisations and improvements do not adversely affect the rights, interests, responsibilities or Liabilities of a party without that party’s prior agreement.

(c)	The Seller will provide reasonable access to information, senior management of the Seller and the Tenements to the extent required to facilitate assess and negotiate optimisations and improvements to the

Initial Development Plan and Budget. Access will be provided promptly provided that it does not unreasonably disrupt the conduct of the Seller’s business and the implementation of the Post Feasibility Works.

(d)	The Seller will not be liable to the Buyer or its Affiliates for any Liability for any act (or omission) which is done (or not done) in reliance on the Initial Development Plan and Budget to the extent that the Liability arises as a result of or in connection with a change to the Initial Development Plan and Budget.

(e)	If the Parties cannot resolve any dispute regarding a proposed optimisations and improvements to the Initial Development Plan and Budget, then either Party may refer the disputes to an Expert in accordance with clause 22 to resolve dispute in a manner which is consistent with the requirements in this clause 5.3.

5.4	General conduct prior to completion

During the Interim Period and subject to clause 5.3, the Seller must:

(a)	observe and perform, in all material respects, all of its Obligations, in respect of the Sale Interest;

(b)	not grant, create or allow the creation of any Rights or Encumbrances (other than Permitted Encumbrances) of any nature over or in respect of the Sale Interest;

(c)	perform, in all material respects, all of the Obligations of the Seller under the Tenements and the Contracts;

(d)	not materially vary the terms of or terminate any material Contracts;

(e)	not fail to enforce any material obligation under, or take any detrimental action in relation to, any material Contract;

(f)	maintain the Tenements or Authorisations in good standing and not materially vary the terms of or terminate, surrender or relinquish any of the Tenements or material Authorisations;

(g)	maintain the Plant and Equipment in the good working order in a manner which is consistent with its past practice;

(h)	keep the Records up-to-date in a manner which is consistent with its past practice;

(i)	ensure that the Mining Information is kept in a manner which is consistent with its past practice;

(j)	not sell, or otherwise deal with or dispose of, any asset comprising the Sale Interest (other than in the ordinary course of business consistent with its past practice);

(k)	not vary the Feasibility Study in any material way; and

(I)	not incur, contract or commit to any contract or item of expenditure.

5.5	Post Feasibility Works

(a)	(Seller may perform Post Feasibility Works) The Seller is permitted (but not obliged) to conduct Post Feasibility Works during the Interim Period.

(b)	(Sellers Funding) Unless agreed otherwise by the Buyer and the Seller, the Seller will fund any Post Feasibility Works conducted during the Interim Period from its own funds and will recover the Pre-Completion Development Contribution under this Agreement.

(c)	(Buyer approval for large commitments) Where there is an expenditure commitment of at least $7,000,000 (annualised in the case of a multi-year commitment) which is required or may be entered into under the Post Feasibility Works, whether by reason of minimum expenditure, take or pay, termination fees or inability to terminate the contract without a claim for damages or otherwise, the Seller must obtain the prior approval of the Buyer (which cannot be unreasonably withheld or delayed where the commitment is consistent with the Initial Development Plan and Budget) before committing to that expenditure.

(d)	(Consultation with the Buyer) During the Interim Period, the Seller will:

(i)	permit up to two observers from the Buyer to attend and consult with Gruyere Project Steering Committee meetings and the Seller will give reasonable notice of the meeting dates in order to permit the observers to attend; and

(ii)	use reasonable endeavours to keep the Buyer apprised of the status of the Post Feasibility Work conducted and not less frequently than monthly provide a report setting out material expenditure which it incurs and reasonable detail of Post Feasibility Work conducted during that month.

(e)	(Post Feasibility Work Costs)

(i)	The Buyer must pay the Pre-Completion Development Contribution.

(ii)	Not less than two Business Days prior to the Completion Date, the Seller shall notify in writing the Buyer of the Pre-Completion Development Contribution Estimate being the Seller’s estimate of the Pre-Completion Development Contribution based on the Pre-Completion Development Costs incurred up to that time.

(iii)	Upon Completion, the Buyer must pay to the Seller the Pre-Completion Development Contribution Estimate.

(iv)	Within 60 days after Completion, the Seller shall provide to the Buyer a statement by the Seller’s accountants as to the amount of the Pre-Completion Development Costs actually incurred (together with appropriate supporting information) and the calculation of the Pre-Completion Development Contribution based on that amount (Reconciliation).

(v)	Where the Pre-Completion Development Contribution is less than the Pre-Completion Development Contribution Estimate then the shortfall must be paid by the Buyer to the Seller within five Business Days of receipt of the Reconciliation.

(vi)	Where the Pre-completion Development Contribution is more than the Pre-completion Development Contribution Estimate then the difference must be paid by the Seller to the Buyer within five Business Days after the giving of the Reconciliation to the Buyer.

(vii)	If the Buyer disputes any part of the Reconciliation then the Buyer must notify the Seller within five Business Days of receipt of the Reconciliation. If the Parties cannot resolve the dispute between themselves within a further 5 Business Days then either Party may refer the disputes to an Expert in accordance with clause 22. Notwithstanding a dispute under this clause, the Parties must comply with clause (e) as applicable, and pay any adjustment that is necessary within five Business Days after the Expert makes its determination.

5.6	Permitted Acts

Nothing in clause 5 restricts the Seller from doing anything:

(a)	that is expressly permitted in this Agreement;

(b)	to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property); or

(c)	approved by the Buyer in writing, such approval not to be unreasonably withheld or delayed.

5.7	Preparation for Transition to new Manager

(a)	The Seller will allow the Buyer and its Representatives reasonable access to the Tenements, the Records and senior management of the Seller, on reasonable notice and at reasonable times during the Interim Period to the extent required to enable the Buyer to become familiar with, and prepare for its assumption of the management of the Project as quickly as practicable after Completion.

(b)	The Buyer will procure GMPL to take all reasonable steps to be in a position to demonstrate promptly after Completion a sufficient understanding of the details of status of operations and the Initial Development Plan and Budget to take over management of the Joint Venture without material disruption to the implementation schedule in the Initial Development Plan and Budget.

5.8	Lease Agreement

Within 15 Business Days after the date of this agreement, the Buyer will advise the Seller in writing whether the Lease Agreement will be a Contract for the purposes of this agreement. In the absence of notice within this period, the

Buyer will be deemed to have elected not to treat the lease agreement as a Contract.

6	Completion

6.1	Time and place for Completion

Completion will commence at or around 10am (Perth time) on the Completion Date, and will take place at the office of the Seller in Perth or at such other time and place as the Parties may agree.

6.2	Obligations at Completion

At Completion:

(a)	the Seller must deliver to the Buyer:

(i)	Transfer Instruments duly executed by the Seller;

(ii)	a Tax Invoice in respect of the payment of the Purchase Price (Completion Payment);

(iii)	if requested by the Buyer at least 5 Business Days prior to Completion, copies of the Mining Information and the Records; and

(iv)	to the extent not signed and exchanged between the parties prior to Completion:

(A)	two counterparts of the Joint Venture Agreement duly executed by the Seller and the related cross security;

(B)	two counterparts of the Regional Co-operation MOU duly executed by the Seller;

(C)	two counterparts of the General Security Agreement duly executed by the Seller;

(v)	three counterparts of each Deed of Assignment and Assumption which has been signed by the relevant Contract counterparty before Completion, duly executed by the Seller;

(vi)	any other documents (including, without limitation, any statutory declarations or instruments of title) required to register the assignment to the Buyer of any component of the Sale Interest (which the Buyer notifies the Seller of within 14 days after the date of this agreement), provided that the Seller will not be required to deliver instruments of title where they are already lodged with the relevant Government Agency for the registration of other dealings;

(b)	the Buyer must:

(i)	pay the Purchase Price (Completion Payment) and the Pre-Completion Development Contribution Estimate together with GST (if applicable) on such payments to the Seller in accordance with clause 4.3; and

(ii)	deliver to the Seller counterparts of each deed or document referred to in clauses 6.2(a)(iv) duly executed by the Buyer and where applicable, the Buyer’s Guarantor (and for each deed the Buyer must deliver the same number of counterparts to the Seller as the Seller is required to deliver to the Buyer).

6.3	Notice to complete

(a)	If a Party (Defaulting Party) fails to satisfy its obligations under clause 6.2 on the day and at the place and time for Completion determined under clause 6.1, then the other Party (Notifying Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within a period of 5 Business Days from the date of the notice and declaring time to be of the essence.

(b)	If the Defaulting Party fails to satisfy those obligations within those 5 Business Days, the Notifying Party may, without limitation to any other rights it may have, terminate this Agreement by giving written notice to the Defaulting Party.

6.4	Contemporaneous effect

(a)	All of the events and deliveries identified in clause 6.2 are interdependent and will be deemed to occur simultaneously on the Completion Date.

(b)	No one event or delivery will take effect, and Completion will be deemed not to have occurred, until all are completed.

7	Other Consideration

7.1	Purchase Price (Deferred Payment)

(a)	The Buyer must pay the Purchase Price (Deferred Payment) by paying on behalf of the Seller all cash calls and other claims for payment made against the Seller under the Joint Venture Agreement in respect of the Seller’s 50% share of authorised costs and expenditure under the Initial Development Program and Budget and any subsequent business plan and budget approved by the Joint Venture participants under the Joint Venture Agreement up to the full Purchase Price (Deferred Payment) amount, subject to any payment under clause 7.1(b). The obligation on the Buyer to pay the amounts under this clause commence from the first cash call made under the Joint Venture Agreement at or after Completion.

(b)	If:

(i)	an Event of Default (as defined in the Joint Venture Agreement) due to failure by the Buyer to pay a Called Sum (as defined in the Joint Venture Agreement) or any other material amount payable by the Buyer under the Joint Venture Agreement or this Agreement the outstanding balance of the Purchase Price (Deferred Payment) at that date will be immediately due and payable; or

(ii)	any amount of the Purchase Price (Deferred Payment) which has not been applied to the benefit of the Seller under clauses 7.1(a) or 7.1(b)(i) by the date which is 18 months after the Completion Date, the outstanding balance of the Purchase Price (Deferred Payment) at that date will be due and payable 2 Business Days after that date, by the Buyer to the Seller without deduction or set-off by way of real time gross settlement (RTGS) payment of immediately available and cleared funds to the bank account or accounts nominated for the purposes of clause 4.3.

7.2	Royalty

(a)	The Buyer acknowledges and agrees that as further consideration for the sale of the Sale Interest it shall pay to the Seller a royalty calculated and payable in accordance with the Royalty Deed.

(b)	On and from Completion the Buyer shall be bound by the terms of the Royalty Deed whether or not it executes and delivers a copy of that agreement to the Seller in accordance with clause 6.2(b)(ii).

8	Joint Venture

8.1	Formation

On and from Completion the Buyer and Seller will be deemed to have associated in the Joint Venture and will be bound by the Joint Venture Agreement whether or not either or both sign and deliver a copy of the Joint Venture Agreement in accordance with clause 6.2.

9	Tenement Applications

9.1	Delayed transfer

Where it is not possible under the Mining Act to transfer the Tenement Applications, then from Completion the Seller will hold the Tenement Applications for the benefit of each of the Seller and the Buyer as tenants in common in equal shares and upon grant of a tenement pursuant to the relevant application (Granted Tenement) the Seller and Buyer shall do all things necessary to transfer a 50% legal interest in the Granted Tenement to the Buyer and have that transfer registered under the Mining Act.

9.2	No Warranty

The Buyer acknowledges and agrees that the Seller makes no warranty or representation, and gives no assurance, in respect of the likelihood of grant, or the terms of grant, of any exploration or mining tenement pursuant to any Tenement Application.

10	Employees

10.1	Offer of employment

Within 10 Business Days after the date of this Agreement, GMPL (or a Related Body Corporate of GMPL) must make offers of employment to each of the GOR Employees including any new GOR Employees notified by the Seller to GMPL under clause 10.3(b). Each offer of employment made under this clause 10 must be an offer of employment by GMPL (or an Affiliate of GMPL) the form of which has been approved in writing by the Seller:

(a)	for a position that is equivalent or substantially similar to the existing position of the GOR Employee commencing on the later of Completion and the end of the Transition Period (the Transfer Date);

(b)	on terms and conditions of employment that are substantially similar to, and, considered on an overall basis, no less favourable than, the existing terms and conditions of employment of the GOR Employee overall taking into account unvested performance incentives, if any;

(c)	that states that, and ensures that, any contract arising from acceptance of the offer provides that:

(i)	the offer is conditional on Completion and the GOR Employee being employed by the Seller immediately before the Transfer Date;

(ii)	acceptance of the offer constitutes the resignation of the GOR Employee from his or her existing position, conditional on and with effect at the Transfer Date;

(iii)	employment with GMPL commences on the Transfer Date;

(iv)	the prior service of the GOR Employee with the Seller (including any service recognised by the Seller) will be recognised for the purposes of calculating the Leave Benefits, any redundancy pay that may be payable after the Transfer Date and any notice period for termination of employment that may be applicable after the Transfer Date;

(v)	the GOR Employee warrants that any restraints to which the GOR Employee is subject do not prevent them from accepting an offer of employment;

(vi)	(subject to any modifications made pursuant to clause 10.3(b)) the GOR Employee must advise GMPL of his or her acceptance within 10 Business Days after the date of the offer; and

(vii)	(subject to any modifications made pursuant to clause 10.3(b)) the offer will lapse if it has not been accepted by the GOR Employee by not later the end of the 10 Business Day period referred to in clause 10.1(c)(vi).

The Seller and the Buyer and GMPL must each use reasonable endeavours to encourage the GOR Employees to accept the offers of employment, including the Seller allowing GMPL reasonable access to the GOR Employees during normal working hours for the purposes of encouraging acceptance of GMPL’s offer.

10.2	GMPL’s review rights

Within 5 Business Days after the Date of this Agreement, GMPL must provide to the Seller a draft of the offer of employment it has prepared in accordance with clause 10.1 and give the Seller a reasonable opportunity to comment on that draft.

10.3	New employees and terminating employees

(a)	If, before the Transfer Date:

(i)	a new employee commences employment in the GOR Business in relation to the Project; or

(ii)	the employment of any GOR Employee terminates for any reason,

the Seller must, as soon as reasonably practicable:

(iii)	notify GMPL of the identity of the employee;

(iv)	specify whether the employee is terminating or commencing employment; and

(v)	identify the business area in which they did, or will, work.

(b)	The Seller and GMPL must work cooperatively to determine and implement a process that is satisfactory to the Seller and GMPL for GMPL offering employment to:

(i)	any GOR Employees who, at the date of this Agreement or at any time up to and including the date the offers are made, are on a period of approved leave; and

(ii)	any new employee commencing employment in the GOR business as contemplated by clause 10.3

(c)	If a GOR Employee advises a Party that he or she accepts or rejects the offer of employment, that Party must promptly advise the other Parties of the acceptance or rejection.

10.4	Leave Benefits and Release

(a)	On Completion, the Seller must:

(i)	release the Transferring Employees from employment with it, with effect on and from the Transfer Date; and

(ii)	pay the Transferring Employees all Employment Benefits (other than Leave Benefits) due to or accrued by them as at the Transfer Date.

(b)	The Sellers will notify the Buyer no later than 3 Business Days before the Transfer Date of the aggregate of the Leave Benefits of the Transferring Employees.

(c)	The Parties agree that 35% of the aggregate of the Leave Benefits of the Transferring Employees will be paid by the Seller to the Buyer within 2 Business Days after the Transfer Date.

10.5	Payment and indemnity for Leave Benefits

(a)	After Completion, the Buyer must:

(i)	pay or provide the relevant Transferring Employees all Employment Benefits (other than Leave Benefits) due to or accrued by them after the Completion Date;

(ii)	pay or provide the relevant Transferring Employees the Leave Benefits as and when they fall due; and

(iii)	indemnify the Seller and its Related Bodies Corporate against any loss suffered or incurred by them for Leave Benefits, redundancy payments and notice entitlements of the Transferring Employees.

(b)	If any payment is made by the Buyer pursuant to this clause 10.5, the payment will be treated as an adjustment of the Purchase Price.

10.6	Indemnity for Employees

(a)	The Buyer is liable to the Seller for, and indemnifies the Seller against, all Loss incurred or suffered by the Seller arising from any claim by a Transferring Employee which is based on any event occurring after Completion.

(b)	If any payment is made by the Buyer pursuant to this clause 10.6, the payment will be treated as an adjustment of the Purchase Price.

(c)	The Seller must indemnify the Buyer against any loss incurred or suffered by the Buyer in respect of Transferring Employees:

(i)	for any remuneration or benefits relating to the period before Completion, other than Leave Benefits assumed by the Buyer pursuant to this clause 10 or as otherwise set out in the terms and conditions of the offers of employment made by the Buyer to such Transferring Employees; and

(ii)	to the extent arising out of the termination of employment of an GOR Employee by the Seller, other than where such loss arises due to a breach by the Buyer of its obligations under clause 10.1;

(d)	If any payment is made by the Seller pursuant to this clause 10.6(c), the payment will be treated as an adjustment of the Purchase Price.

10.7	Non Transferring Employees

The Seller is responsible for each GOR Employee who does not accept the Buyer’s offer of employment.

10.8	Responsibility for Superannuation Commitments

(a)	The Seller is responsible for and must pay all Superannuation Commitments for Transferring Employees up to and including the Completion Date.

(b)	The Buyer is responsible for and must pay all Superannuation Commitments for Transferring Employees from the Completion Date.

10.9	Responsibility for Employment incentives

The Seller is responsible for and must pay all performance incentives (if any) for Transferring Employees up to and including the Transfer Date.

10.10	Employee Incentives

(a)	The terms of any offer under clause 10.1, will take into account any performance incentives (if any) applicable to Transferring Employees under the existing terms of employment and granted performance incentive arrangements (to the extent Fairly Disclosed in the Disclosure Materials) on the basis that there is continuity of employment for the purposes of those incentives.

(b)	To the extent that the parties agree (acting reasonably) that any equity incentives under those arrangements are to continue to be provided by the Seller in place of performance incentives offered by the Buyer, the Buyer will compensate the Seller for the value of any equity issued under those arrangements to the extent of the Buyer’s Sale Interest and to the extent they relate to the period after the Transfer Date.

11	Contracts and Authorisations

11.1	Novation of Contracts

(a)	Subject to clause 11.1(c) and 11.2(d), in respect of each Contract, the Seller and the Buyer must use all reasonable endeavours to:

(i)	procure the novation or assignment of the rights and liabilities of the Seller, to the extent of the Sale Interest, under the Contract to the Buyer; and

(ii)	procure that the novation or assignment takes effect on and from Completion on a several and not joint and several basis.

(b)	The obligation in this clause 11.1 to use all reasonable endeavours does not require any Party to make any payment to procure the novation or assignment other than its out of pocket expenses directly referable to the novation or assignment.

(c)	Where the novation or assignment of a Contract required under clause 11.1(a) has not occurred by Completion, the Parties must each continue to use all reasonable endeavours to procure the novation or assignment of the Contract in accordance with clause 11.1(a) as soon as reasonably practicable after Completion.

(d)	In relation to the Native Title Agreement, the Seller and the Buyer must negotiate and execute a deed that satisfies clause 30.1 (h) of the Native Title Agreement prior to Completion and the Seller must provide it to the Traditional Owner Parties within the time required by that clause.

11.2	Obligations pending or if no novation

If any of the Contracts is not novated or assigned by Completion under clause 11.1 then, from Completion until novation or assignment occurs:

(a)	if the Seller is not prohibited from delegating or subcontracting performance of obligations under the Contract, the Buyer must perform on behalf of the Seller all obligations of the Seller, to the extent of the Sale Interest, under the Contract in respect of the period following Completion;

(b)	if the Seller is prohibited under the Contract from delegating or subcontracting performance of obligations under the Contract, then:

(i)	the Seller will only be required to perform its obligations under that Contract as they relate to the Sale Interest, to the extent reasonably and lawfully directed by the Buyer;

(ii)	the Seller will have no liability to the Buyer provided it complies with the reasonable and lawful directions of the Buyer in accordance with clause 11.2(b)(i); and

(iii)	the Buyer must pay to the Seller, on demand, its reasonable out of pocket costs and expenses in complying with this clause 11.2(b);

(c)	the Seller must account to the Buyer for any amounts paid by a counterparty to the Contract to the Seller to the extent they relate to the Sale Interest and for any other benefits received by the Seller after Completion in respect of the Contract to the extent they relate to the Sale Interest;

(d)	the Buyer assumes all of the Liabilities of the Seller which are payable or are to be performed after Completion under the Contract to the extent of the Sale Interest;

(e)	the Buyer must, subject to clause 11.2(b), properly perform and pay all of the Obligations of the Seller under the Contract in respect of the period following Completion to the extent of the Sale Interest; and

(f)	the Seller must perform and pay all of the Obligations of the Seller under the Contract in respect of the period following Completion that do not relate to the Sale Interest.

11.3	No liability

(a)	The Buyer accepts that it is not entitled to withhold or delay:

(i)	Completion; or

(ii)	the payment of the whole or part of the Purchase Price or any other consideration for the Sale Interest,

if the novation or assignment of a Contract (other than the Native Title Agreement) in accordance with clause 11.1 does not occur by Completion (or at all).

(b)	The Buyer acknowledges and agrees that it has no rights whatsoever against the Seller in relation to, or in connection with, any requirement under the terms of any Contract to obtain any consent to assignment or novation, or the consequences arising from any such consent not having been obtained by Completion or at all.

11.4	Indemnity from Buyer and Seller

(a)	The Buyer indemnifies the Sellers from and against any Liabilities suffered or incurred by the Seller arising directly or indirectly from, or in connection with:

(i)	a breach of this clause 11 by the Buyer; or

(ii)	any act or omission of the Buyer in relation to any Contract after Completion.

(b)	The Seller indemnifies the Buyer from and against any Liabilities suffered or incurred by the Buyer arising directly or indirectly from, or in connection with:

(i)	a breach of this clause 11 by the Seller; or

(ii)	any act or omission of the Seller in relation to any Contract after Completion.

11.5	Implementation of documents

(a)	The Buyer and Seller acknowledge that the process of novation of the Contracts under clause 11.1 may reflect the Parties’ preference that the Manager hold the Contract as agent for and on behalf the Buyer and the Seller in accordance with their interests under the Joint Venture Agreement on a several and not joint and several basis.

(b)	The Buyer, the Seller and the Manager (as applicable) must sign all documents which are required in order to effect a novation or assignment of the Sale Interest under the Contracts including without limitation all such documents as required to be signed to effect the novation or assignment in accordance with the terms of the relevant Contract.

11.6	Authorisations

(a)	The Buyer will to the maximum extent legally permissible, have responsibility for (at their own cost and expense) all aspects of:

(i)	the transfer to GMPL at the end of the Transition Period of all Authorisations that can be transferred by the Seller to GMPL and which the parties agree are to be held by GMPL;

(ii)	to the extent of the Sale Interest, the transfer to the Buyer of all Authorisations that can be partially transferred by the Seller to the

Buyer and which the parties agree are to be held by the participants in the Joint Venture; and

(iii)	the grant of any additional Authorisations in replacement of or substitute for any Authorisations which cannot be transferred by the Seller to GMPL or the Buyer.

(b)	On and from Completion, the Seller:

(i)	must, in respect of the Authorisations which are to be transferred by the Seller to GMPL or the Buyer (to the extent of the sale Interest) and have not been transferred at at the end of the Transition Period, do all things including make all applications, and supply all assistance, reasonably required by the Buyer or GMPL to transfer those Authorisations; and

(ii)	in respect of the Authorisations which cannot be transferred by the Seller to GMPL or the Buyer, must do all things reasonably necessary for GMPL or the Buyer (as agreed the parties) to apply for the Authorisations, and if requested by GMPL, terminate, surrender or cancel those Authorisations once GMPL has obtained the relevant Authorisation or to enable GMPL to apply for a replacement Authorisation after the end of the Transition Period.

(c)	The Seller and the Buyer must:

(i)	supply to each other copies of all documents and information for the purpose of obtaining or achieving the things in clauses 11.6(a) and 11.6(b);

(ii)	keep each other informed in a timely manner of the status of any discussions or negotiations with relevant Government Agency and third parties regarding obtaining or achieving the things in clauses 11.6(a) and 11.6(b); and

(iii)	promptly notify each other on becoming aware of the obtaining or achieving of the things in clauses 11.6(a) and 11.6(b) or such things becoming incapable of being obtained or achieved.

(d)	For the avoidance of doubt, nothing in this clause restricts GMPL from obtaining, after the end of the Transition Period, any Authorisations relating to the Project or Tenements, in its own name.

12	Registration of Transfer and Guarantees

12.1	Registration of Transfer

(a)	The Buyer must use its reasonable endeavours to ensure that the Transfer Instruments and the Royalty Security are:

(i)	stamped (to the extent that stamp duty is payable); and

(ii)	registered against the Tenements under the Mining Act, as soon as practicable after Completion.

(b)	The Buyer must notify the Seller as soon as reasonably practicable, and in any case within five Business Days, after the Buyer becomes aware that registration of the Transfer Instruments and the Royalty Security has occurred.

(c)	The Seller shall pay the costs of stamping and registering the Royalty Security.

12.2	Release of Seller Guarantees

(a)	The Seller and the Buyer must use all reasonable endeavours to procure the release with effect from Completion from any actual, contingent or accrued liabilities under each Seller Guarantee, including by providing to the beneficiary under each Seller Guarantee an equivalent Guarantee, the extent of 50%, and any information or document reasonably required by that beneficiary as a condition of releasing that Seller Guarantee.

(b)	If any Seller Guarantee is not released by Completion, the Buyer:

(i)	and the Seller must for a period of 24 months from the Completion Date, continue to use all such reasonable endeavours to procure the release of each Seller Guarantee; and

(ii)	indemnify the Sellers from and against all Liabilities suffered or incurred by the Seller arising after Completion from, or incurred in connection with a, Seller Guarantee to the extent of 50%.

13	Assumed Liabilities

13.1	Assumption of Liabilities

(a)	The Buyer accepts and assumes responsibility for all Assumed Liabilities with effect from Completion.

(b)	The Seller remains responsible for the Retained Liabilities.

13.2	Indemnity by Buyer in respect of Assumed Liabilities

From Completion, the Buyer indemnifies the Seller, its Related Bodies Corporate and their Representatives from and against all Liabilities suffered or incurred by the Seller:

(a)	out of or in connection with the Seller taking any reasonable action after Completion to avoid, resist or defend itself against any Assumed Liability; or

(b)	as a result of the Buyer failing to comply with clause 13.1(a).

13.3	Indemnity by Seller in respect of Retained Liabilities

From Completion, the Seller indemnifies the Buyer, its Related Bodies Corporate and their Representatives from and against all Liabilities suffered or incurred by the Buyer:

(a)	out of or in connection with the Buyer taking any reasonable action after Completion to avoid, resist or defend itself against any Retained Liability; or

(b)	as a result of the Seller failing to comply with clause 13.1(b).

13.4	Royalties

(a)	Subject to Completion, the Buyer assumes and must pay, discharge and indemnify and hold the Seller harmless against the Seller’s obligations which accrue on and from Completion in respect of each of the Royalty Obligations to the extent of the Sale Interest.

(b)	The Buyer must execute any documentation reasonably required by the Seller to assume and become bound by the Royalty Obligations which accrue on and from Completion to the extent of the Sale Interest.

14	Warranties

14.1	Seller’s Warranties

The Seller represents and warrants to the Buyer that, subject to clause 15.1, each of the statements set out in schedule 1 is true and accurate and not misleading.

14.2	Warranties by the Parties

Each Party warrants to each other Party that:

(a)	it is a company duly incorporated and validly existing under the Laws of the place of its incorporation;

(b)	it enters into and performs this Agreement on its own account and not as trustee for or nominee of any other person;

(c)	it has the legal right and power to enter into this Agreement and to perform its obligations under the terms of this Agreement;

(d)	the execution, delivery and performance of this Agreement by it has been duly and validly authorised by all necessary corporate or other action on its part;

(e)	this Agreement is a valid and binding agreement on it, enforceable in accordance with its terms;

(f)	the execution and performance of this Agreement by it does not, and the other transactions contemplated by this Agreement do not, violate or conflict with or result in a breach of or constitute a default under:

(i)	any Law or treaty or any judgement, ruling, order, authorisation, requirement or decree of any governmental agency binding on it;

(ii)	its constitution or other constituent documents; or

(iii)	any other document or agreement which is binding upon it or its assets;

(g)	it has the financial capacity to perform all of its obligations under this Agreement; and

(h)	to the best of its knowledge, no petition has been issued against it for winding up, no receiver, administrator, receiver and manager, official manager, liquidator or provisional liquidator has been appointed to it, no action has been taken to seize or take possession of any of its assets and there are no unsatisfied judgements against it nor has any sequestration order been made or writ of execution issued against it or any of its assets.

14.3	When warranties given

(a)	The warranties given under this clause 14 and schedule 1 are given as at the date of this Agreement.

(b)	The warranties given under this clause 14.2 and the Warranties contained in paragraphs 2.1, to 2.5 and paragraphs 3.1(a) and 3.1(c) of schedule 1 are also given as at the Completion Date. The Warranties in paragraphs 3.1(a) and 3.1(c) are also agreed Material Title Warranties.

(c)	Each warranty given under this clause 14 and schedule 1 must be construed independently, and is not limited or extended by reference to any other warranty.

15	Qualifications and limitations on Claims

15.1	Disclosures

The Buyer will not make any Claim and agrees that the Seller is not liable (whether by damages or otherwise) to make any payment under or in connection with any provision of this Agreement (including any Warranty) to the extent that the Claim is based on any fact, matter or circumstance that:

(a)	is provided for or described in this Agreement (including the schedules);

(b)	is Fairly Disclosed in the Disclosure Material;

(c)	is otherwise within the actual knowledge of the Specified Personnel at the date of this Agreement, including from any draft or final report or other document prepared on behalf of, and provided to, the Buyer or a Related Body Corporate of the Buyer by any of their Representatives engaged in relation to the proposed acquisition of the Sale Interest; and

(d)	would have been disclosed to the Buyer had the Buyer conducted searches prior to signing of this Agreement of records open to public inspection maintained by:

(i)	the Australian Securities and Investments Commission;

(ii)	the High Court of Australia;

(iii)	the Federal Court of Australia;

(iv)	the Supreme Court of Western Australia;

(v)	the Warden’s Court;

(vi)	the DMP;

(vii)	the EPA;

(viii)	the Commonwealth Department of Environment, Water, Heritage and the Arts;

(ix)	the National Native Title Tribunal; and

(x)	the Australian Securities Exchange announcement platform under the Sellers exchange code ‘GOR’; or

all information which the Buyer would be aware of by making or undertaking all reasonable enquiries, appraisals and investigations based on the information specified in clauses 15.1(a) to 15.1(d) (inclusive).

15.2	Limitation on Seller’s liability

(a)	(maximum aggregate liability) The maximum aggregate liability of the Seller for any and all Claims together will be limited to, and will in no event exceed, the amount that is equal to:

(i)	100% of the Purchase Price in respect of a breach by the Seller of any of the Material Warranties; and

(ii)	25% of the Purchase Price in all other cases,

provided that the maximum aggregate liability of the Seller in respect of all Claims cannot exceed 100% of the Purchase Price.

(b)	(deferred consideration) the obligation of the Seller to pay any amount in relation to a Claim which is otherwise payable under this agreement:

(i)	if the Claim is in relation to a breach of Material Warranty, which would result in the aggregate amount paid under all Claims in relation to this Agreement which has been paid by the Seller exceeding the aggregate of the Purchase Price (Completion Payment) and the amount of the Purchase Price (Deferred Payment) which has been paid to or for the benefit of the Seller in accordance with this agreement or the Joint Venture Agreement (or both); or

(ii)	if the Claim is not in relation to a breach of Material Warranty, which would result in the aggregate amount paid under all Claims in relation to this Agreement which has been paid by the Seller exceeding 25% of the aggregate of the Purchase Price (Completion Payment) and the amount of the Purchase Price (Deferred Payment) which has been paid to or for the benefit of the Seller in accordance with this agreement or the Joint Venture Agreement (or both), then, to the extent it so exceeds the relevant aggregate amount noted above, is deferred until further payments by the Buyer of any or all the Purchase Price (Deferred Payment), upon which the amount deferred under this clause is payable (to the extent that it does not then exceed the applicable thresholds in this clause 15.2(b).

(c)	(thresholds) The Seller will not have any liability in respect of any Claim unless the amount of the Claim:

(i)	exceeds A$2 million; and

(ii)	when aggregated with the amount of any other Claims finally agreed or adjudicated to be payable in respect of the Claims, exceeds the sum of A$10 million, in which case the Seller is liable for the full amount of those Claims and not just the portion in excess of A$10 million.

(d)	(notice and proceedings) The Seller will not have any liability in respect of any Claim, unless:

(i)	notice of the Claim has been given to the Seller in accordance with clause 15.6 within 18 months after the Completion Date; and

(ii)	if the Claim has not been agreed, compromised or settled, legal proceedings in respect of the Claim have been commenced against the Seller within 6 months after the date the Buyer is required to notify the Seller of the Claim under clause 15.6. For the purpose of this clause, proceedings will not be taken to be commenced unless they have been both issued and served on the Seller.

(e)	(actions of Buyer) The liability of the Seller in respect of any Claim will be reduced or extinguished (as the case may be) to the extent that the Claim has arisen as a result of any act or omission by the Buyer, a Related Body Corporate of the Buyer or their Representatives engaged in relation to the proposed acquisition of the Sale Interest after Completion except but only to the extent that the act or omission occurs:

(i)	as a result of reliance upon the accuracy of a Warranty (considered subject to any matter Fairly Disclosed in the Disclosure Materials); or

(ii)	otherwise with the prior written consent of the Seller.

(f)	(actions of Seller) The liability of the Seller in respect of any Claim will be reduced or extinguished (as the case may be) to the extent that the Claim arises or is increased as a result of any act or omission by or on behalf of the Seller where the Buyer, a Related Body Corporate of the Buyer or their Representatives have requested or consented to that act or omission, except but only to the extent that the Buyer is in making such request or giving such consent was relying upon the accuracy of a Warranty (subject to any matter Fairly Disclosed in the Disclosure Materials) and the inaccuracy of that Warranty (considered subject to any matter Fairly Disclosed in the Disclosure Materials) is significant in the Buyer making the request or giving its consent.

(g)	(other rights of recovery) Where the Buyer is or may be entitled to recover from a person (other than a member of the Seller) any sum in respect of any fact, matter or event which could give rise to a Claim, the Buyer must:

(i)	use reasonable endeavours to recover that sum;

(ii)	keep the Seller at all times fully and promptly informed of the conduct of such recovery;

(iii)	if the Buyer recovers any amount before the Claim has been paid by the Seller to the Buyer, reduce the amount of the Claim against the Seller by such amount recovered by the Buyer after deduction by the Buyer of all reasonable costs and expenses of recovery; and

(iv)	if the Buyer recovers any amount after the Claim has been paid by the Seller to the Buyer, pay such amount recovered by the Buyer to the Seller up to the amount paid by the Seller in respect of the Claim after deduction by the Buyer of all reasonable costs and expenses of recovery (and any such repayment is to be treated as an adjustment to the Purchase Price).

(h)	(credit) If, after the Seller has made a payment to the Buyer in respect of any Claim, the Buyer receives any benefit or credit by reason of the matters to which the Claim relates, then the Buyer must as soon as reasonably practicable repay to the Seller a sum corresponding to the amount of the payment made by the Seller to the Buyer or (if less) the amount of the benefit or credit received by the Buyer net of any applicable taxes and expenses incurred by the Buyer in obtaining that benefit (and any such repayment is to be treated as an adjustment to the Purchase Price).

(i)	(no multiple Claims) The Seller will not be liable for any Claim to the extent that the Buyer or any of its Related Bodies Corporate recovers, or is compensated for Liability arising out of any fact, matter or circumstance giving rise to the Claim, under an agreement entered into pursuant to or in connection with this Agreement. This clause 15.2(i) does not prevent the Buyer or its Related Bodies Corporate entitled to make a Claim under any agreement entered into pursuant to or in connection with this Agreement from commencing that Claim. However, if for any reason more than one amount is paid in respect of the same Liability, the Buyer must ensure that the additional amount is paid as soon as reasonably practicable to the Seller.

(j)	(change in Law or interpretation) The Seller will not have any liability in respect of any Claim to the extent that the Claim arises directly or indirectly from or in respect of:

(i)	any change to any applicable Laws after the date of this Agreement;

(ii)	any change in the application or judicial interpretation of any Law after the date of this Agreement;

(iii)	any legislation not in force at the date of this Agreement (including legislation which takes effect retrospectively); or

(iv)	any other change of any Law or any change in administrative practice of any Government Agency after the date of this Agreement (including changes which take place retrospectively).

(k)	(change in taxation) the Seller will not be liable to the Buyer for any Claim to the extent that the Claim arises or is increased as a result of an increase in the rates, method of calculation or scope of taxation after the Date of this Agreement;

(l)	(insurance) The Seller will not be liable to the Buyer for any Claim to the extent that any liability or loss incurred by the Buyer in connection with that Claim is actually covered by or recoverable under insurances which the Buyer has obtained.

(m)	(change in accounting principles) The Seller will not be liable to the Buyer for any Claim to the extent that that Claim arises or results from a change in the accounting principles and policies.

(n)	(breach of Law or contract) the Seller will not be liable to the Buyer for any Claim to the extent that any liability could only have been avoided by the Seller breaching its obligations at Law or under this Agreement or any agreement entered into pursuant to or in connection with this Agreement;

(o)	(contingent liability) the Seller will not be liable to the Buyer for any Claim to the extent that any liability is contingent, prospective, not ascertained or ascertainable unless and until such liability becomes actual liability and is due and payable.

(p)	(remedial loss) The Seller will not be liable to the Buyer for any Claim to the extent that any liability is remediable, provided that it is remedied to the satisfaction of the Buyer (acting reasonably) within 30 Business Days after the Seller receives written notice of the Claim in accordance with clause 15.6.

15.3	No reliance

(a)	The Buyer acknowledges and agrees that, except as expressly set out in this Agreement (including the Warranties):

(i)	all terms, conditions, warranties and statements (whether express, implied, written, oral, collateral, statutory or otherwise) are, to the maximum extent permitted by Law, expressly excluded and, to the extent they cannot be excluded, the Seller disclaims all Liability in relation to them to the maximum extent permitted by Law;

(ii)	no other statements or representations:

(A)	have induced or influenced the Buyer to enter into this Agreement or agree to any or all of its terms;

(B)	have been relied on in any way as being accurate by the Buyer;

(C)	have been warranted to the Buyer as being true; or

(D)	have been taken into account by the Buyer as being important to the Buyer’s decision to enter into this Agreement or agree to any or all of its terms.

(b)	The Buyer has not relied, and will not rely, on any forecasts, judgements, opinions or predictions contained in the Disclosure Material, and the Buyer has made its own forecasts and predictions, and formed its owned judgements and opinions, in relation to those matters.

(c)	The Seller hereby disclaims, to the maximum extent permitted by Law, any implied warranties including, without limitation, any implied warranties of merchantability or fitness for a particular purpose.

(d)	The Buyer will not bring any Claim under, or in relation to, this Agreement unless it is based solely on and limited to the express provisions of this Agreement.

(e)	Without limiting clauses 15.3(a) and 15.3(b), the Buyer acknowledges and agrees that:

(i)	without limiting the Warranties or any other provision of this Agreement, the Sale Interest is sold on an “as is where is” basis;

(ii)	neither the Seller, any Related Body Corporate of the Seller, nor any of their Representatives, whether expressly or by implication, in or in connection with this Agreement or the discussions leading up to it:

(A)	made any representations as to the extent, quality or grade or economic recoverability of the mineral resources and reserves within the Tenements or any costs, economic viability, profit, revenue or similar forecasts with respect to the Sale Interest generally; or

(B)	made any recommendation to acquire the Sale Interest;

(iii)	it has made its own assessment of the extent, quality and grade and economic recoverability of the mineral resources and reserves;

(iv)	it has all necessary knowledge and experience in financial and business matters and resources exploration, mining, processing and marketing to fulfil its obligations under this Agreement;

(v)	it is capable of evaluating the merits and risks associated with the acquisition of the Sale Interest; and

it is aware of the actual and potential risks that are generally known within the gold exploration and mining industry and the Australian mining and resources industry generally and it has relied on its and its Representatives’ judgment, evaluation, inspection and appraisal, including of the Disclosure Material.

15.4	Remedies

To the maximum extent permitted by Law, the sole remedy of the Buyer for any Claim is to damages in accordance with, and subject to the limitations set out in, this clause 15, and otherwise as expressly set out in this Agreement.

15.5	Australian Consumer Law

To the maximum extent permitted by law, the Buyer agrees not to make, and waives any right it might have to make any Claim against the Seller or any of their Representatives, whether in respect of the Warranties or otherwise, under:

(a)	Part 7.10 of the Corporations Act;

(b)	the Australian Securities and Investments Commission Act 2001 (Cth) in connection with a breach of section 12DA of that Act; or

(c)	the Australian Consumer Law,

or any corresponding or similar provision of any Australian State or Territory legislation or any similar provision of any legislation in any relevant jurisdiction or any other applicable Laws.

15.6	Notice of Claims

If the Buyer becomes aware of any fact, matter or circumstance that will give rise to a Claim (including a breach of a Warranty):

(a)	the Buyer must give written notice of the Claim to the Seller as soon as is reasonably practicable; and

(b)	the notice must set out reasonable details of:

(i)	the facts, matters or circumstances that may give rise to the Claim;

(ii)	if it is alleged that the facts, matters or circumstances referred to in clause 15.6(b)(i) constitute a breach of this Agreement (including a breach of a Warranty), the basis for that allegation; and

(iii)	based on such details as are available to the Buyer (making all relevant and due enquiries which are reasonable in the time before notice must be given under this Agreement), an estimate of the amount of the Liabilities, if any, arising out of, or in connection with, the Claim or the facts, matters or circumstances that may give rise to the Claim.

(c)	If the Buyer does not fully comply with this clause 15.6, the failure is not a bar to making the relevant Claim, but the Seller is not liable under the Claim to the extent that the non-compliance has increased the amount of the Claim.

15.7	Dealing with Third Party Claims after Completion

(a)	The Buyer must promptly give notice to the Seller if a Third Party Claim is made that the Buyer believes will give rise to a Claim against the Seller.

(b)	Until the Buyer notifies the Seller in accordance with clause 15.7(a), the Buyer must take reasonable steps to mitigate any Liabilities which may give rise to a Claim against the Seller.

(c)	The notice in clause 15.7(a) must contain the facts, matters or circumstances giving rise to the Third Party Claim then known to the Buyer and, if provided to the Buyer by the Third Party, evidence of the amount claimed.

(d)	The Buyer must not make any admission of liability, agreement or compromise with any person in relation to the Third Party Claim without first consulting with, and obtaining the approval of, the Seller (such approval not to be unreasonably withheld or delayed).

(e)	The Buyer must give the Seller and its professional advisers reasonable access to:

(i)	the personnel of the Buyer; and

(ii)	relevant assets, accounts, documents and records within the power, possession or control of the Buyer,

to enable the Seller and its professional advisers to examine the circumstances, assets, accounts, documents and records and to take copies or photographs of them at the Seller’s expense.

(f)	The Buyer must take all action in good faith and with due diligence that the Seller reasonably directs to avoid, remedy or mitigate the Third Party Claim, including legal proceedings and disputing, defending, appealing or compromising the Third Party Claim and any adjudication of it. The Seller indemnifies the Buyer against all Liabilities of the Buyer or a Related Body Corporate of the Buyer that may result from such action.

(g)	Nothing in clause 15.7(e) requires the Buyer (acting reasonably) to allow the Seller to have access to anything that:

(i)	is the subject of legal professional privilege (but the Buyer will act reasonably in relation to any request by the Seller to establish suitable confidentiality or other arrangements to allow access without breaching the Buyer’s legal professional privilege); or

(ii)	has been prepared predominantly for the purpose of, or in contemplation of, the Buyer making a Claim against the Seller under this Agreement.

(h)	The Buyer is not required to comply with clause 15.7(f) to the extent that:

(i)	an act or omission otherwise required by the Buyer under that paragraph may, in the reasonable opinion of the Buyer, lead to a loss of client legal privilege or other legal privilege in relation to a matter or document (but the Buyer will act reasonably in relation to any request by the Seller to establish suitable confidentiality or other arrangements to allow access without breaching the Buyer’s legal professional privilege); or

(ii)	it is inconsistent with a right an insurer may have in respect of the relevant Third Party Claim.

15.8	Exclusion of Consequential Loss

Neither Party is liable to the other Party for, and each Party releases the other Party in respect of, any Claim for any Consequential Loss.

15.9	Tax benefit

In calculating the Liabilities of the Seller in respect of a Claim, any:

(a)	reduction in tax payable by the Buyer as a result of the Liabilities arising from that Claim; and

(b)	amount of the Claim that is assessable or otherwise included in the determination of the Buyer’s liability for any Taxes,

must be taken into account.

15.10	Reduction of Purchase Price

(a)	If a payment is made by the Seller for a breach of any of the Warranties, the payment is to be treated as a reduction in the Purchase Price.

(b)	For the avoidance of doubt, the Parties acknowledge and agree that any such reduction will be allocated against the Tenements.

15.11	Duty to mitigate

A Party having a Claim against another Party (including under an indemnity contained in this Agreement) must take all reasonable steps to mitigate any Liabilities arising from such Claim.

15.12	Qualifications and limitations do not apply in the case of fraud

Notwithstanding any other provision of this Agreement, clause 15.2 (Limitation on Seller’s liability), does not apply to any Claim to the extent that it arises from or in connection with, or is increased as a result of, fraud on the part of the Seller or an Officer of the Seller.

16	Buyer’s Guarantee

16.1	Guarantee of the Buyer’s obligations

(a)	The Buyer’s Guarantor acknowledges that it has received valuable consideration for entering into this Agreement.

(b)	The Buyer’s Guarantor unconditionally and irrevocably guarantees to the Seller the due and punctual performance by the Buyer of its obligations under this Agreement, including the Buyer’s obligations under clauses 4, 6 and 7.

(c)	As a separate undertaking, the Buyer’s Guarantor indemnifies the Seller against all Liabilities suffered or incurred by the Seller arising from, or in connection with, a breach by the Buyer of this Agreement (including a breach of the warranties given by the Buyer) to the extent that the Buyer would have been liable for the same under this Agreement.

(d)	The Buyer’s Guarantor’s liability under this clause 16 is absolute and is not affected by anything which might operate to release or exonerate the Buyer’s Guarantor in whole or in part including:

(i)	the grant to the Buyer of any time, waiver or other indulgence or concession;

(ii)	any transaction or arrangement that may take place between the Seller, the Buyer, the Buyer’s Guarantor or any other person;

(iii)	the Seller exercising or not exercising any other security or any of the rights conferred on it by Law or under this Agreement or any other agreement or failing to take security;

(iv)	any discharge or release of any obligation of the Buyer, any other guarantor or any other person;

(v)	any Insolvency, legal limitation, incapacity, disability, reorganisation, change in condition, nature or status or other circumstance related to the Buyer;

(vi)	the Buyer’s obligations or any part of them becoming wholly or partially illegal, void or voidable, or unenforceable;

(vii)	failure by the Seller to give notice to the Buyer’s Guarantor of any default by the Buyer under this Agreement;

(viii)	any laches, acquiescence, delay, acts or omissions on the part of the Seller;

(ix)	any variation or novation of a right of the Seller; and

(x)	any alteration of this Agreement, or any agreement entered into in the performance of this Agreement, with or without the consent of the Buyer’s Guarantor.

(e)	The guarantee and indemnity under this clause 16 is a continuing guarantee and indemnity and does not merge on Completion.

(f)	In addition to the Buyer’s Guarantor’s obligations as guarantor under this clause 16, the Buyer’s Guarantor agrees that any obligations which may not be enforceable against it as guarantor will be enforceable against it as if it were the principal obligor in respect of the obligation.

(g)	This guarantee and indemnity under this clause 16 may be enforced against the Buyer’s Guarantor without the Seller being required to exhaust any remedy it may have against the Buyer under this Agreement.

(h)

If a Claim that a payment or transfer to the Seller in connection with this Agreement is void or voidable under Laws relating to insolvency or protection of creditors is upheld, conceded or compromised, then the Seller is entitled immediately as against the Buyer’s Guarantor to the rights to which it would have been entitled under this clause 16 if all or part of the payment or transfer had not occurred.

(i)	Provided the payments are not claimed by any person to be void or voidable and that claim is upheld, the liability of the Buyer’s Guarantor under this clause 16 will cease upon full and final payment to the Seller of all of the components of each of:

(i)	the Purchase Price;

(ii)	the Pre-Completion Development Contribution; and

(iii)	the funding of the Joint Venture costs overruns as detailed in the Joint Venture Agreement.

17	Excluded Assets

17.1	No interest

For the avoidance of doubt, the Parties acknowledge and agree that the Sale Interest does not extend to, and the Buyer does not obtain any right, interest or entitlement whatsoever in, any of the Excluded Assets even if the Excluded Assets are located on the Tenements.

18	GST

18.1	Goods and Sales Tax

(a)	Terms used in this clause 18 which are defined in the GST Law but not otherwise defined in this Agreement have the same meanings as given to them by in the GST Law.

(b)	The Parties agree that the transfer of the Sale Interest under this Agreement is a supply of a going concern within the meaning of subdivision 38-J of the GST Act, and the Parties intend that such a supply will be GST free such that clause 18.1(g) does not apply to it.

(c)	The Seller warrants and represents that it:

(i)	will supply to the Buyer all of the things that are necessary for the continued operation of an enterprise; and

(ii)	will continue to carry on the enterprise without interruption until and including the Completion Date.

(d)	The Buyer warrants that it is registered or required to be registered for GST under the GST Law as at the Completion Date.

(e)

If, despite the agreement of the Parties and for any reason other than a breach of either of the Seller’s warranties in clause 18.1(c), the transfer of all or any part of the Sale Interest is not the supply of a going concern for GST purposes and is a taxable supply, then the following provisions of this Agreement will apply to that supply except that any additional amount payable under clause 18.1(g) is payable by the Buyer within 10 Business

Days of receipt of a valid tax invoice for that taxable supply and that additional amount must be refunded to the Buyer if the assessment is overturned by the Commissioner of Taxation, a court or tribunal. In addition and subject to the above, the Buyer will indemnify the Seller for all interest, fines, penalties, charges and similar amounts payable as a result of the supply being incorrectly treated in whole or in part as the supply of a going concern. It will not be a defence to any claim for indemnification pursuant to this clause that the Seller failed to mitigate its loss and damage by paying an amount of GST when it fell due under the GST Law.

(f)	Unless otherwise stated, all amounts payable by the recipient of a supply (Recipient) to the Party making the supply (Supplier), howsoever described in this Agreement, do not include GST.

(g)	If a supply under this Agreement is subject to GST (other than by reverse charge), the Recipient must pay to the Supplier an additional amount equal to the amount payable in relation to that supply multiplied by the prevailing GST rate as calculated in accordance with the GST Law.

(h)	The additional amount under clause 18.1(g) is payable at the same time as the amount payable in relation to the Supply is payable or to be provided.

(i)	Despite clause 18.1(h), any additional amount payable in accordance with clause 18.1(g) need not be paid until the Supplier provides a Tax Invoice to the Recipient.

(j)	If the amount of GST paid is more than is required under the GST Law the Supplier must refund the excess amount to the Recipient. If the amount of GST paid is less than is required under the GST Law, the Recipient must pay the Supplier the difference. In addition, the Supplier must notify the Recipient of the excess amount or difference within 10 Business Days after becoming aware of the variation to the amount of GST payable. If there is an adjustment event in relation to the supply, the requirement for the Supplier to notify the Recipient will be satisfied by the Supplier issuing to the Recipient an adjustment note within 10 Business Days after becoming aware of the occurrence of the adjustment event. For the purposes of calculating further variations under this clause 18, any additional amount referred to in clause 18.1(g) is taken to be amended by the amount of any earlier variation made under this clause 18.1(j).

(k)	Notwithstanding any other provision in this Agreement, if a Party to this Agreement is entitled to be reimbursed or indemnified for a cost incurred by a Party in accordance with this Agreement, the amount of the reimbursement or indemnity shall not exceed the GST exclusive cost of the amount.

(I)	If a Party to this Agreement is a member of a GST group, references to GST which the Party must pay, and to input tax credits to which the Party is entitled, include GST which the representative member of that GST group must pay and input tax credits to which the representative member is entitled.

18.2	No merger

The provisions of this clause 18 do not merge and are not extinguished on Completion and will survive after Completion.

19	Confidentiality

19.1	Confidentiality agreement

The Parties acknowledge and agree that the existing Confidentiality Agreement will cease to have any force or effect on and from the Completion Date notwithstanding anything to the contrary in the Confidentiality Agreement.

19.2	Agreement confidential

Subject to clause 19.3, each Party agrees to keep the terms and conditions of this Agreement and any information relating to this Agreement (Confidential Information) confidential.

19.3	Exceptions

A Party may disclose Confidential Information:

(a)	to the extent required by Law or applicable stock exchange requirements;

(b)	that is generally available in the public domain other than as a result of a breach of this Agreement by such Party;

(c)	to its (and its Related Bodies Corporate) respective directors, officers, employees, lawyers, auditors, tax advisers and financiers, and the financier’s lawyers, on a need to know basis;

(d)	to a bona fide prospective buyer of shares in, or assets of, the Party, and such prospective buyer’s directors, officers, employees, professional advisers and financiers (prospective buyer’s representatives), provided that such prospective buyer has executed a confidentiality undertaking in respect of any Confidential Information provided to it and the prospective buyer’s representatives; or

(e)	to any other third party (with the prior written consent of the other Parties, such consent not to be unreasonably withheld), provided such third party is, prior to disclosure, under an obligation to keep the information disclosed to it confidential pursuant to a confidentiality undertaking in a form acceptable to the other Parties, acting reasonably.

19.4	Public announcements

If any Party wishes to publish any public statement (including a press release) relating to or in any way connected with this Agreement or the transactions contemplated by it, then, to the maximum extent permitted by Law or the rules of any recognised stock exchange, that Party must notify and, where practicable, furnish a copy of the public statement to the other Parties prior to the issue of the public statement.

20	General

20.1	Duty

(a)	As between the Parties, the Buyer is liable for, must pay, and indemnify the other Parties for, all stamp duty, duty, or like duties or imposts (Duty) (including any fine, interest or penalty) payable or assessed on or in connection with:

(i)	this Agreement;

(ii)	any document executed under or required by or contemplated by this Agreement; and

(iii)	any transaction evidenced, effected or contemplated by a document referred to in clause 20.1(a)(i) or clause 20.1(a)(ii).

(b)	If a Party other than the Buyer pays any Duty referred to in clause 20.1(a) (including any fine, interest or penalty), in whole or in part, the Buyer must reimburse the paying Party without set-off or deduction immediately on demand.

20.2	Interest payable on overdue amounts

If any Party fails to pay the whole or part of any amount payable under this Agreement on or before the due date, such defaulting Party must, on demand, pay to the Party entitled to receive payment interest on such unpaid amount at the Interest Rate calculated on daily balances, and capitalised monthly, from (and including) the due date for payment to (but excluding) the date of actual payment.

20.3	Legal costs

Except as expressly stated otherwise in this Agreement, each Party must pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this Agreement.

20.4	Amendment

This Agreement may only be varied or replaced by a document executed by the Parties.

20.5	Waiver and exercise of rights

(a)	A waiver of any provision of this Agreement, or consent to any departure from the terms of this Agreement, by any Party will not be effective unless in writing, and then such waiver or consent will be effective only in the specific instance and for the purpose for which it is given.

(b)	A failure to exercise, or delay in exercising, any right, power or privilege under this Agreement will not operate as a waiver of that right, power or privilege, or of any other right, power or privilege under the Agreement.

(c)	A single or partial exercise or waiver by a Party of a right relating to this Agreement does not prevent any other exercise of that right or the exercise of any other right.

(d)	A Party is not liable for any loss, cost or expense of any other Party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

20.6	Rights cumulative

Except as expressly stated otherwise in this Agreement, the rights of a Party under this Agreement are cumulative and are in addition to any other rights of that Party.

20.7	Consents

Except as expressly stated otherwise in this Agreement, a Party may conditionally or unconditionally give or withhold any consent to be given under this Agreement and is not obliged to give its reasons for doing so.

20.8	Further steps

Each Party must promptly do whatever any other Party reasonably requires of it to give effect to this Agreement and to perform its obligations under it.

20.9	Deed

This Agreement is a deed. Factors which might suggest otherwise (such as the fact that it is referred to as an agreement) are to be disregarded.

20.10	Governing law and jurisdiction

(a)	This Agreement is governed by, and is to be construed in accordance with, the Laws applicable in Western Australia, Australia.

(b)	Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Western Australia, and any courts which have jurisdiction to hear appeals from any of those courts, and waives any right to object to any proceedings being brought in those courts.

20.11	Counterparts

This Agreement may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.

20.12	Entire understanding

(a)	This Agreement contains the entire understanding between the Parties as to the subject matter of this Agreement.

(b)	All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this Agreement are merged in and superseded by this Agreement and are of no effect. No Party is liable to any other Party in respect of those matters.

(c)	No oral explanation or information provided by any Party to another:

(i)	affects the meaning or interpretation of this Agreement; or

(ii)	constitutes any collateral agreement, warranty or understanding between any of the Parties.

20.13	Invalidity

If anyone or more provisions of this Agreement is at any time invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired.

20.14	Assignment

A Party must not, without the prior written consent of the other Parties, assign its interest in the subject matter of this Agreement or any right under this Agreement.

20.15	Enurement

This Agreement will be binding upon, and continue for the benefit of, the Parties and their respective successors and permitted assigns.

20.16	Independence of indemnities

(a)	Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the indemnifying Party and survives the termination of this Agreement.

(b)	It is not necessary for a Party to incur expense or make a payment before enforcing any indemnity conferred by this Agreement.

21	Notices

21.1	General

A notice, demand, certification, process or other communication relating to this Agreement (Notice) must be in writing in English and may be given by an agent of the sender.

21.2	How to give a Notice

In addition to any other lawful means, a Notice may be given by being:

(a)	personally delivered;

(b)	left at the Party’s current address for Notices;

(c)	sent to the Party’s current address for Notices by pre-paid ordinary mail or, if the address is outside Australia, by pre-paid airmail; or

(d)	emailed to the Party’s current email address for Notices.

21.3	Particulars for Notices

(a)	The particulars for delivery of Notices are initially the particulars set out below:

Seller

Address	Level 2, 26 Colin Street, West Perth, Western Australia

Email address	perth@goldroad.com.au

Attention:	Company Secretary

Buyer

Address	Delivery address:	Level 5, 50 Colin Street
West Perth WA 6005

	Postal address:	PO Box 628
West Perth WA 6872

Email address	GFA.CompanySecretary@goldfields.com

Attention:	Company Secretary

Buyer’s Guarantor

Address	Delivery address:	Level 5, 50 Colin Street
West Perth WA 6005

	Postal address:	PO Box 628
West Perth WA 6872

Email address	GFA.CompanySecretary@goldfields.com

Attention:	Company Secretary

(b)	A Party may change its particulars for delivery of Notices by notice to each other Party.

21.4	Service by post

Subject to clause 21.7, a Notice given by post is deemed to be received:

(a)	if posted within Australia to an Australian address, on the third Business Day after posting; and

(b)	in any other case, on the tenth Business Day after posting.

21.5	Service by email

Subject to clause 21.7, a Notice is given if sent by email on the first to occur of the following:

(a)	when it is dispatched by the sender to the recipient’s email address, unless the sender receives an automatic notification that the e-mail has not been received (other than an out of office greeting for the named addressee) and it receives the notification within 2 hours of the dispatch; and

(b)	the sender receiving a message from the intended recipient’s information system confirming delivery of the email.

21.6	Process service

Any process or other document relating to litigation, administrative or arbitral proceedings in relation to this Agreement may be served by any method contemplated by this clause in addition to any means authorised by Law.

21.7	Service after hours

If a Notice to a Party is received by it:

(a)	after 5.00 pm in the place of receipt; or

(b)	on a day which is not a Business Day,

it is to be taken to have been received at 9.00am on the next Business Day.

21.8	Knowledge, belief and awareness

(a)	If a statement (including a Warranty) is made or given by the Seller on the basis of its knowledge, belief or awareness, the Seller will be deemed to know or be aware of a particular fact, matter or circumstance if any of the persons occupying the following positions with the Seller as at the date of this Agreement:

(i)	the directors of the Seller;

(ii)	Project Director;

(iii)	General Manager, Operations;

(iv)	General Manager, Finance; and

(v)	Legal Counsel,

of the Seller is actually aware of that fact, matter or circumstance at the date the statement (or Warranty) is made or given or would reasonably be expected to be aware of that fact, matter or circumstance if, at the date the statement (or Warranty) is made or given, any of them had made all reasonable inquiries as to the accuracy of the statement.

(b)	If a statement (or warranty) is made or given by the Buyer on the basis of its actual knowledge, belief or awareness, the Buyer will be deemed to know or be aware of a particular fact, matter or circumstance if any of the Specified Personnel are actually aware of that fact, matter or circumstance at the date the statement (or warranty) is made or given or would reasonably be expected to be aware of that fact, matter or circumstance if, at the date the statement (or warranty) is made or given, any of them had made all reasonable inquiries as to the accuracy of the statement.

(c)	In assessing the state of knowledge, belief or awareness under clauses 21.8, any fact, matter or circumstance which is obtained or occurs after the date of this Agreement will not be taken to be known by the relevant party (except in the case of clauses 2.4 (Notices), 11.6 (Authorisations),

15.6	(Notice of Claims), 15.7 (Dealing with Third Party Claims after Completion) and 18.1 (GST)).

22	Expert

22.1	When appointed

Wherever under this Agreement:

(a)	any matter is expressly to be referred to an Expert; or

(b)	the Parties agree that a point of difference between them will be resolved by an Expert,

then unless specifically provided otherwise, the matter in issue will be referred to an Expert for determination and this clause will apply.

22.2	Appointment

The procedure for the appointment of an Expert will be as follows:

(a)	the Party wishing the appointment to be made will give notice in writing to that effect to the other Parties and give details of the matter which it proposes will be resolved by the Expert;

(b)	within ten Business Days from the date of that notice, the Parties will meet in an endeavour to agree upon a single Expert (who will be independent of the Parties and will have qualifications and experience appropriate to the matter in dispute) to whom the matter in dispute will be referred for determination; and

(c)	if within 10 Business Days of the said notice the Parties fail to agree upon the appointment of a single Expert then any Party may request the nomination of an Expert by:

(i)	the President of the Australasian Institute of Mining and Metallurgy to appoint the Expert, if the subject matter of the dispute relates to a technical issue;

(ii)	the President of the Institute of Chartered Accountants in Australia, if the subject matter of the dispute relates to a financial issue including a dispute under clause 7.2(b);

(iii)	the President of the Western Australian Law Society, if the subject matter of the dispute relates to a legal issue;

(iv)	the National Chairman of the Australian Institute of Company Directors, if the subject matter of the dispute relates to any other issue.

(collectively an Independent Body), which nominee the Parties must appoint.

(d)	If an Independent Body fails to nominate an Expert within ten business days of being requested to do so, or otherwise refuses to make such an appointment, then any Party may request the appointment of an Expert by the President of the Institute of Arbitrators & Mediators Australia.

22.3	Instructions

The Expert will be instructed to:

(a)	determine the dispute within the shortest practicable time; and

(b)	deliver a report stating his opinion with respect to the matters in dispute and setting out the reasons for the decision.

22.4	Procedure

(a)	The Expert will determine the procedures for the conduct of the process in order to resolve the dispute and must provide each Party with a fair opportunity to make submissions in relation to the matter in issue.

(b)	Any process or determination of the dispute by the Expert will be made as an expert and not as an arbitrator and the determination of the Expert will be final and binding on the Parties without appeal so far as the Law allows and except in the case of manifest error or where a Party to the matter in issue has not been provided with a fair opportunity to make submissions in relation to the matter in issue.

22.5	Costs

Each Party will bear its own costs of and incidental to any proceedings under this clause 22.5. The costs of the Expert will be borne in equal shares between the Buyer and the Seller except as otherwise may be provided in this document.

Schedule 1

Warranties

The Seller warrants to the Buyer that, subject to the exceptions contemplated in this Agreement or as otherwise agreed between the Parties:

1	Information

1.1	The Seller has not included any information in the Disclosure Materials that it is aware when considered in the context of the Disclosure Materials as a whole, is inaccurate or misleading in any material respect.

1.2	The Seller has not knowingly or deliberately omitted from the Disclosure Materials any information that it is aware would render the Disclosure Materials, when taken as a whole, being misleading in any material respect.

1.3	The Seller has not knowingly or deliberately withheld information which it is aware is material to the Buyer and which has not otherwise been disclosed to the Buyer or is known to the Buyer. For the purposes of this clause, the Q&A process conducted with the Buyer will constitute reasonable enquiries by the Seller in assessing the Seller’s awareness of what is material to the Buyer.

2	Title to Sale Interest

2.1	The Seller is the absolute and sole legal and beneficial owner of the Sale Interest.

2.2	As at Completion, the Seller will have full right, title and authority to transfer to the Buyer the Sale Interest free from Encumbrances (other than any Permitted Encumbrances).

2.3	There is no option, right to acquire, Encumbrance (other than any Permitted Encumbrance), lease or caveat over or affecting the Sale Interest.

2.4	The Seller has not disposed of, agreed to dispose of, granted, or agreed to grant, any option in respect of the Sale Interest to any other person.

2.5	No third party has any rights or interests in the Sale Interests other than pursuant to the Permitted Encumbrances, the Contracts or the Royalty Obligations.

3	Tenements

3.1	As far as the Seller is aware:

(a)	the Tenements are valid, subsisting and in good standing and full force and effect;

(b)	there have not been any material breaches of the Tenements; and

(c)	the Tenements are not liable to cancellation or forfeiture for any reason.

3.2	There are no current, and the Seller is not aware of any threatened, Claims, notices or proceedings that may lead to a judgment, order or writ affecting any Tenement.

3.3	There is no unsatisfied judgment, order or writ of execution which affects any Tenement.

3.4	The Seller has not received any notice or information regarding, nor is it aware of any circumstances that would result in, forfeiture or cancellation of a Tenement.

3.5	The Seller has not received or issued a notice of default in relation to the Tenement, and the Seller is not aware of any fact, matter or circumstance that would give rise, or would reasonably be likely to give rise, to a right:

(a)	for the Seller to issue such a notice to a third party; or

(b)	for a third party to issue such a notice to the Seller.

3.6	No notice has been served on the Seller in respect of the Tenement which might materially impair, prevent or otherwise interfere with the use of proprietary rights in the Tenement.

3.7	The Seller has paid all rents, fees, charges and levies that are due and payable with respect to each Tenement.

4	Environment

4.1	So far as the Seller is aware, no event has occurred, or any fact or circumstance exists, in respect of the Sale Interest, which:

(a)	with the giving of notice, or the lapse of time, or both, would cause the Seller or the Buyer to be in breach of any Environmental Law;

(b)	may require the Seller or the Buyer to carry out any work or pay any money in relation to the Sale Interest or the Tenements to comply with any Environmental Law or any notice or requirement issued pursuant to any Environmental Law other than rehabilitation and restoration obligations for work and activities carried out on the Tenements to date; or

(c)	will, or would reasonably be likely to, give rise to a Claim from any person against the Buyer and / or the Seller relating to a breach by the Seller of any Environmental Law.

5	Litigation

5.1	Except as disclosed in the Disclosure Material:

(a)	the Seller is not engaged in any dispute, claim, prosecution, litigation or arbitration proceedings affecting the Sale Interest or the Tenements (Proceedings );

(a)	the Seller is not aware that any Proceedings are pending;

(b)	no Proceedings are threatened in respect of which verbal or written communication has been given or received by the Seller;

(c)	there is no unsatisfied judgment, order or writ of execution which affects the Sale Interest;

(d)	there is no order of a Court or other competent authority affecting the ability of the Seller to complete this Agreement.

5.2	There are no disputes of which the Seller is aware which are likely to give rise to any Proceedings.

5.3	The Seller is not aware of any Claim threatened or pending against the Seller in respect of the Sale Interest or the Tenement.

6	Contracts

6.1	There are no material contracts, agreements or arrangements with third parties affecting the Sale Interests other than the Contracts and the Royalty Obligations.

6.2	The Seller is not in default and would not, but for the requirements of notice or lapse of time, be in default under any Contract, where such default would give rise to a ground for termination, avoidance or repudiation of any Contract.

6.3	As far as the Seller is aware, no other party to any Contract is in default, or would be in default but for the requirements of notice or lapse of time, under that Contract, where such default would give rise to a ground for termination, avoidance or repudiation of any Contract.

6.4	The Seller has not received, or given, any default notice or notice of termination or repudiation of any Contract and no party has threatened to terminate or repudiate any Contract.

6.5	So far as the Seller is aware, no fact or circumstance exists which might indicate or give rise to a ground for termination, avoidance or repudiation of any Contract.

7	Compliance with applicable Laws and Authorisations

7.1	As far as the Seller is aware, the Seller has complied in all material respects with all applicable Laws in respect of the Sale Interest and the Tenements, and no material contravention or allegation of any material contravention of any applicable Law or Tenement is known to the Seller.

7.2	As far as the Seller is aware:

(a)	the Seller has all of the Authorisations necessary to conduct the activities on the Tenements as it is currently being conducted by the Seller;

(b)	the Seller has all of the material Authorisations necessary to access the area of the Project contemplated by the Feasibility Study;

(c)	the Seller is not in default in any material respect of any of the requirements of the Authorisations nor has it received any notification that any Authorisation is or is likely to be modified in a material respect, revoked, suspended or not renewed.

8	Corporate

8.1	The Seller enters into and performs this Agreement on its own account and not as trustee for, or nominee of, any other person.

9	Anti-Corruption

9.1	The Seller has complied with all applicable anti-corruption laws including all relevant Australian anti-corruption, anti-bribery, anti-money laundering laws, regulations, statutes and practices.

10	Pastoral Lease

10.1	The Seller is the sole legal and beneficial owner and the sole occupier of the Pastoral Lease.

Schedule 2

Tenements

1	Gruyere Specific Tenements

Tenement Number	Status	Reporting Group
E38/1932	Granted	C267/1994

E38/3076	Application

M38/1267	Granted

L38/180	Granted

L38/210	Granted

L38/211	Granted

L38/233	Grantee

L38/235	Granted

L38/237	Granted

L38/250	Application

L38/251	Granted

L38/252	Application

L38/253	Application

US/254	Granted

L38/255	Granted

L38/256	Granted

L38/259	Application

L38/260	Application

2	Other Tenements

Tenement Number	Status	Reporting Group
E38/1964	Granted	C267/1994

M38/435	Granted	C267/1994

M38/436	Granted	C267/1994

M38/437	Granted	C267/1994

M38/438	Granted	C267/1994

M38/439	Granted	C267/1994

M38/788	Granted	C267/1994

M38/814	Granted	C267/1994

M38/841	Granted	C267/1994

M38/1178	Granted

M38/1179	Granted

M38/1255	Granted

L38/186	Granted

L38/227	Granted

L38/230	Granted

3	South Yamarna JV Tenements

Tenement number	Status	Reporting Group
E38/2291	Granted

E38/2292	Granted

E38/2293	Granted

E38/2294	Granted

E38/2363	Granted

E38/2427	Granted

E38/2507	Granted

E38/2531	Granted

E38/2902	Granted

E38/2917	Granted

E38/2930	Granted

E38/2944	Granted

E38/2967	Granted

E38/2968	Granted

E38/3104	Granted

E38/3105	Granted

E38/3106	Granted

E38/2355	Granted

E38/3107	Granted

L38/236	Granted

Schedule 3

Contracts

Native title and heritage

1.	Native Title Agreement dated 3 May 2016

Access agreements

2.	Access Agreement dated 6 August 2012 between Uranex Limited and Seller (L38/210)

3.	Access Agreement undated between Sammy Resources Pty Ltd and Seller (L38/227 and L38/229)

4.	Access Agreement dated 12 June 2014 between Seller and Montezuma Mining Company Ltd (L38/211)

5.	Access Agreement dated 31 October 2014 between Seller and MMC (L38/211)

6.	Access Agreement dated 2014 between Seller and Landslide Investments Pty Ltd (L38/210)

7.	Access Agreement dated 21 April 2015 between Seller and Eastern Goldfields Mining Company Pty Ltd (L38/180, L38/210, L38/227 and L38/229)

8.	Access Agreement dated 26 May 2015 between Seller and Magnis Resources Limited (L38/237)

9.	Access Agreement dated 12 June 2015 between EGMC and Seller (L38/237)

10.	Access Agreement dated 7 July 2016 between Ucabs Pty Ltd and Seller (L38/252)

11.	Access Agreement dated 19 August 2016 between MMC and Seller (L38/251)

12.	Access Agreement dated 19 August 2016 between MMC and Seller (L38/211)

13.	Access Agreement dated 2 September 2016 between Seller and Alloy Resources Limited (L38/250)

14.	Letter of Undertaking in respect of L38/253 dated 27 September 2016 from Gold Road to Shire of Laverton (L38/253)

Lease Agreement

15.	Lease undated between Alsanto Nominees Pty Ltd and Seller (subject to clause 5.8)

Early works

16.	Consultancy Agreement dated 29 September 2016 between Gold Road (Gruyere) Pty Ltd and GR Engineering Services Limited

17.	Amended Form of AS4000-1997 – General Conditions of Contract between Gold Road (Gruyere) Pty Ltd and Acqua Drill Resources Pty Ltd dated 17 October 2016

18.	Early Works Agreement dated 25 October 2016 between APA Operations Pty Ltd and Seller

19.	Asset Purchase Agreement dated 20 October 2016 between Seller and Roy Hill Rail Camps 1 & 4

Procurement agreements

20.	Earthwork Infrastructure Design agreement dated 22 February 2016 between Seller and Coffey Geotechnics Pty Ltd

21.	Earthwork infrastructure design agreement dated 25 February 2016 between Seller and Shawmac Pty Ltd

22.	Earthwork infrastructure design agreement dated 25 February 2016 between Seller and Aerodrome Management Services Pty Ltd

23.	Mining engineering services agreement dated 18 March 2016 between Seller and AMC Consultants Pty Ltd

24.	Contract for transport route survey services dated 20 May 2016 between Seller and Panalpina World Transport Pty Ltd

25.	Contract for mining feasibility study 3rd party review dated 8 August 2016 between Seller and Orelogy

26.	Contract for geotechnical engineering 3rd party review dated 1 July 2016 between Seller and AMC Consultants Pty Ltd

27.	Communications infrastructure design contract dated 5 May 2016 between Seller and Corpcloud Pty Ltd

28.	Contract for Gruyere Part IV approval dated 6 April 2016 between Seller and MBS Environmental

29.	Contract for Feral Animal Surveys and Management Plan dated 29 April 2016 between Seller and Animal Pest Management Services Pty Ltd

30.	Contract for temporary constructions camp and landfill mining proposal/ closure plan and works approval application dated 15 April 2016 between Seller and Botanica Consulting Pty Ltd

31.	Contract for tailings storage facility 3rd party review dated 29 June 2016 between Seller and Furgo AG Pty Ltd

32.	Contract for traditional ecological knowledge (TEK) and Maleefowl surveys dated 1 July 2016 between Seller and Botanica Consulting Pty Ltd

33.	Professional services agreement undated between Seller and Land Surveys No Problems Just Solutions Pty Ltd

34.	Construction contract dated 3 June 2016 between Seller and Tye No 2 Pty Ltd

35.	Construction contract dated 22 August 2016 between Seller and Tye No 2 Pty Ltd

36.	Consultancy Services Agreement dated 7 September 2016 between Seller and Coffey Corporate Services Pty Ltd

37.	Agreement dated 22 April 2016 between Seller and Technical Resources Pty Ltd re Mark Wenn (including Technical Resources general terms and conditions)

38.	Letter of award dated 22 March 2016 from Seller to Stygofauna Survey Services

Royalty Agreements

39.	Yamarna Option Deed and Royalty (Carmody, Gill, Stehn) dated 21 June 1994

40.	Deed of Assignment and Assumption - Carmody Royalty Agreement between Ascarco Exploration Company Inc, Yamarna Goldfields Limited and Eleckra Mines Limited dated 23 June 2006

41.	Letter Agreement re royalty deed between the Seller and Carmody dated 12 November 2014

42.	Letter Agreement between the Seller and Trent Stehn dated 3 July 2015

Other

43.	Aviation Contract dated 17 August 2016 between Seller and Skippers Aviation Services Pty Ltd

Schedule 4

Purchase Price Allocation

The Purchase Price is allocated to the Sale Interest as set out below:

Item	Purchase Price Allocation
Tenements and Mining Information	$349,000,000
Plant and Equipment	$1,000,000
Purchase Price	$350,000,000

Schedule 5

Royalty Agreements

1.	Deed dated 21 June 1994 between Harold Carmody, Neil Gill and Trent Stehn as the Vendors, and MC Management Pty Ltd and Zanex NL.

2.	Deed of Assignment and Assumption - Carmody Royalty Agreement dated 23 June 2006 between Ascarco Exploration Company Inc, Yamarna Goldfields Limited and Eleckra Mines Limited.

3.	Letter Agreement dated 12 November 2014 between the Seller and Harold Carmody.

4.	Letter Agreement dated 3 July 2015 between the Seller and Trent Stehn.

Schedule 6

GOR Employees

	Employee No.	First Name	Surname	Classification	Employment Status
1	100002	Maxwell	Briggs	Principal Metallurgist	Full Time - Fixed Term Contract

2	100003	Warren	Broadbent	Mechanical Engineer	Full Time - Fixed Term Contract

3	100006	Megan	Clay	Document Controller	Full Time - Fixed Term Contract

4	100017	Andrew	Grindley	Electrical Engineer	Full Time - Fixed Term Contract

5	100055	Andrew	Hollis	Project Mining Manager	Full Time - Fixed Term Contract

6	100019	Tony	Jones	Project Controls Manager	Full Time - Fixed Term Contract

7	100022	Aaron	King	Engineering Manager	Full Time - Fixed Term Contract

8	100023	George	Koch	Contracts and Procurement Manager	Full Time - Fixed Term Contract

9	100024	Eng (Sim)	Lau	Development Manager	Full Time

10	100028	Elaine	Marson	Receptionist/Admin	Part Time

11		Geoff	Cowie	Technical Writer	Full Time - Fixed Term Contract

12	100031	Michael	Munday	Infrastructure Engineer	Full Time - Fixed Term Contract

13	100035	Cuong	Ngo	Grad Project Engineer	Full Time - Fixed Term Contract

14	100036	Leroy	Ober	Health/Safety Advisor	Full Time - Fixed Term Contract

15	100056	Gaetano	Spagnolo	Cost & Scheduling Engineer	Full Time - Fixed Term Contract

16	100034	Kassey	Murray	Receptionist/Admin Assistant	Part Time

Executed as a deed.

Executed by Gold Road Resources Limited in accordance with section 127 of the Corporations Act by:	) )

/s/ Ian Murray		/s/ Justin Osborne
Director		Director

Ian Murray		Justin Osborne
Name of Director (print)		Name of Director (print)

Executed by Gruyere Mining Company Pty Ltd in accordance with section 127 of the Corporations Act by:	)
)

/s/ Kelly M Carter		/s/ Cornelus Du Toit
Company Secretary		Director

Kelly M Carter		Cornelus Du Toit
Name of Company Secretary (print)		Name of Director (print)

Executed by Gold Fields Australia Pty Ltd ABN 91 098 385 285 in accordance with section 127 of the Corporations Act by:	)
)

/s/ Kelly M Carter		/s/ Cornelus Du Toit
Company Secretary		Director

Kelly M Carter		Cornelus Du Toit
Name of Company Secretary (print)		Name of Director (print)

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